Exhibit (a)(1)(A)(i)

OFFER TO EXCHANGE

Up to 200,000,000 Shares of Common Stock for

Outstanding Depositary Shares Representing Interests in the Series of Preferred Stock Described Below

THE EXCHANGE OFFER (AS DEFINED BELOW) AND RELATED WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 24, 2009, UNLESS EXTENDED OR TERMINATED BY US (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

We are offering to exchange, upon the terms and subject to the conditions set forth in this offer to exchange (as supplemented or amended, the “Offer to Exchange”) and the related letter of transmittal (as supplemented or amended, the “Letter of Transmittal”), up to 200,000,000 shares (the “Maximum Aggregate Consideration”) of our common stock, par value $0.01 per share (the “Common Stock”), for outstanding depositary shares (the “Depositary Shares”), representing fractional interests in shares of the series of our preferred stock (the “Preferred Stock”) listed in the table below (the “Exchange Offer”). If the aggregate number of shares of Common Stock issuable in exchange for Depositary Shares that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Aggregate Consideration, we will accept for exchange that number of Depositary Shares that does not result in a number of shares of Common Stock being issued in the Exchange Offer in excess of the Maximum Aggregate Consideration. In that event, the Depositary Shares will be accepted for exchange in accordance with the acceptance priority levels specified in the table below (in numerical priority order) and may be subject to proration, as described in this Offer to Exchange. The value of the Common Stock we are offering for each exchanged Depositary Share (based on the Common Stock Average Price (as defined below)) will be equal to the applicable consideration per Depositary Share specified in the table below, and the number of shares of Common Stock issuable in exchange for each Depositary Share that this value represents will be equal to the applicable consideration per Depositary Share, divided by the Common Stock Average Price.

Acceptance Priority Level	CUSIP No. of Depositary Shares	Series of Preferred Stock Represented by Depositary Shares	NYSE Ticker Symbol	Aggregate Liquidation Preference Outstanding	Liquidation Preference per Depositary Share	Consideration per Depositary Share
1	060505815	Floating Rate Non-Cumulative Preferred Stock, Series E (“Series E Preferred Stock”)	BAC PrE	$2,025,000,000	$25	$16.25
2	060505583	Floating Rate Non-Cumulative Preferred Stock, Series 5 (“Series 5 Preferred Stock”)	BML PrL	$1,500,000,000	$25	$16.25
3	060505633	Floating Rate Non-Cumulative Preferred Stock, Series 1 (“Series 1 Preferred Stock”)	BML PrG	$630,000,000	$25	$15.00
4	060505625	Floating Rate Non-Cumulative Preferred Stock, Series 2 (“Series 2 Preferred Stock”)	BML PrH	$1,110,000,000	$25	$15.00
5	060505617	6.375% Non-Cumulative Preferred Stock, Series 3 (“Series 3 Preferred Stock”)	BML PrI	$810,000,000	$25	$17.00
6	060505740	6.625% Non-Cumulative Preferred Stock, Series I (“Series I Preferred Stock”)	BAC PrI	$550,000,000	$25	$17.50
7	060505724	7.25% Non-Cumulative Preferred Stock, Series J (“Series J Preferred Stock”)	BAC PrJ	$1,035,000,000	$25	$18.75
8	060505765	8.20% Non-Cumulative Preferred Stock, Series H (“Series H Preferred Stock”)	BAC PrH	$2,925,000,000	$25	$20.50
9	060505559	8.625% Non-Cumulative Preferred Stock, Series 8 (“Series 8 Preferred Stock”)	BML PrQ	$2,673,000,000	$25	$21.00

The “Common Stock Average Price” will be the average of the daily per share volume-weighted average price of our Common Stock on the New York Stock Exchange (the “NYSE”) for each of the five consecutive trading days ending on and including June 22, 2009, which is the second business day prior to the scheduled Expiration Date. As a result, you will not know the actual number of shares of Common Stock issuable for each exchanged Depositary Share until we have determined the Common Stock Average Price after the close of trading on the NYSE on June 22, 2009. After it has been determined, we will announce the Common Stock Average Price by issuing a press release prior to 9:00 a.m., New York City time, on June 23, 2009. Following that announcement, holders of Depositary Shares may contact D.F. King & Co., Inc., the information agent for the Exchange Offer, at (800) 829-6551 (toll-free), to obtain the Common Stock Average Price and the number of shares of Common Stock issuable for each exchanged Depositary Share.

The Exchange Offer is subject to the conditions discussed under “The Exchange Offer—Conditions to the Exchange Offer,” which must be satisfied or waived by us on or prior to the Expiration Date, including that the Common Stock Average Price is at least $10.00. The Exchange Offer is not conditioned upon any minimum number or amount of Depositary Shares being tendered.

Shares of our Common Stock are listed on the NYSE under the symbol “BAC” and the Depositary Shares are listed on the NYSE under the symbols specified in the table above.

You are encouraged to read and carefully consider this Offer to Exchange in its entirety, particularly information under “Risk Factors” beginning on page 17 of this Offer to Exchange.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Exchange Offer or of the securities to be issued in the Exchange Offer or determined if this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

May 28, 2009

You should rely only on the information contained or incorporated by reference in this Offer to Exchange. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this Offer to Exchange is accurate only as of the date of this Offer to Exchange or as of the date of the document incorporated by reference, as applicable.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act or other applicable exemptions under state securities laws and regulations to exempt the Exchange Offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. In addition, neither our financial advisor nor any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer.

You must make your own decision whether to tender your Depositary Shares in the Exchange Offer, and, if so, the number or amount of Depositary Shares to tender. Neither we, the Information Agent, the Exchange Agent nor any other person is making any recommendation as to whether or not you should tender your Depositary Shares for exchange in the Exchange Offer.

We are not providing for guaranteed delivery procedures and, therefore, you must allow sufficient time for the necessary tender procedures described in this Offer to Exchange to be completed prior to the Expiration Date. Tenders not received by the Exchange Agent on or prior to the Expiration Date will be disregarded and of no effect.

We are not disseminating this Offer to Exchange or any other offer materials in any jurisdictions outside the United States where such dissemination is not permitted under applicable law.

We will determine the Common Stock Average Price after the close of trading on the NYSE on June 22, 2009, and will announce the Common Stock Average Price by issuing a press release prior to 9:00 a.m., New York City time, on June 23, 2009. Following that announcement, holders of Depositary Shares may contact, D.F. King & Co., Inc., the Information Agent for the Exchange Offer, at (800) 829-6551 (toll-free), to obtain the Common Stock Average Price and the number of shares of Common Stock issuable for each exchanged Depositary Share. In addition, the daily per share volume-weighted average price of our Common Stock for each of the days in the five-day period during which the Common Stock Average Price is determined will be available at http://www.dfking.com/bofa.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are certain questions regarding the Exchange Offer that you may have as a holder of the Depositary Shares and the answers to those questions. To fully understand the Exchange Offer and the considerations that may be important to your decision whether to participate in the Exchange Offer, you should carefully read this Offer to Exchange in its entirety, particularly the information below under “Risk Factors,” as well as the information incorporated by reference in this Offer to Exchange. For more information about us, see below under “Where You Can Find More Information.”

Why are we making the Exchange Offer?

We believe that the Exchange Offer will assist us in meeting our goal of increasing our Tier 1 common capital level (together with other actions) to the $33.9 billion announced by the Federal Reserve Board in the results of the Supervisory Capital Assessment Program. The Exchange Offer would increase our Tier 1 common capital by an amount equal to the aggregate liquidation preference of the Depositary Shares exchanged in the Exchange Offer.

What are the general terms of the Exchange Offer?

We are offering to exchange up to 200,000,000 newly-issued shares of our Common Stock for outstanding Depositary Shares, representing fractional interests in the Preferred Stock described on the cover page of this Offer to Exchange. Because the maximum number of shares of our Common Stock that we may issue in exchange for Depositary Shares in the Exchange Offer is 200,000,000, which we refer to as the “Maximum Aggregate Consideration,” we may not be able to accept for exchange all Depositary Shares validly tendered and not properly withdrawn as of the Expiration Date. If we cannot accept all Depositary Shares validly tendered and not properly withdrawn as of the Expiration Date without issuing a number of shares of our Common Stock in exchange for those Depositary Shares in excess of the Maximum Aggregate Consideration, acceptance of Depositary Shares will be in accordance with the acceptance priority levels specified on the cover page of this Offer to Exchange in numerical priority order and may be subject to proration. For more information about acceptance priority levels and proration, see below under “The Exchange Offer—Terms of the Exchange Offer—Acceptance Priority Levels; Proration.”

The number of shares of Common Stock issuable as consideration for each Depositary Share accepted in the Exchange Offer will be equal to applicable consideration per Depositary Share specified in the table on the cover page of this Offer to Exchange, divided by the Common Stock Average Price (determined as described below) and will be rounded to four decimal places.

What will you receive in the Exchange Offer if you validly tender Depositary Shares and they are accepted?

You will receive shares of our Common Stock as consideration for your Depositary Shares that are accepted for exchange in the Exchange Offer valued at the applicable consideration per Depositary Share specified in the table on the cover page of this Offer to Exchange. The number of shares of our Common Stock you will receive for each accepted Depositary Share will be determined by us, once we have determined the Common Stock Average Price, and will be equal to the applicable consideration per Depositary Share for the relevant series of Preferred Stock, divided by the Common Stock Average Price.

Shares of our Common Stock and Depositary Shares of each series of Preferred Stock are listed on the NYSE. The symbols under which those securities are listed, along with the last reported sales price per share of those securities, are described below under “Market Price and Dividend Information—Market Price and Dividends of Common Stock” and “—Market Price and Dividends of Preferred Stock.”

What Common Stock price will we use in determining how many shares of Common Stock are issuable in exchange for each accepted Depositary Share and how will that Common Stock price be determined?

The number of shares of our Common Stock issuable in exchange for each accepted Depositary Share will be determined by dividing the applicable consideration per Depositary Share specified in the table on the cover page of this Offer to Exchange for the relevant series of Preferred Stock by the Common Stock Average Price. The “Common Stock Average Price” will be the simple arithmetic average of the daily per share volume-weighted average price of our Common Stock on the NYSE for each of the five consecutive trading days ending on and including June 22, 2009, which is the second business day prior to the scheduled Expiration Date. The volume-weighted average price for any trading day means the per share volume-weighted average price of our Common Stock on the NYSE on that trading day as displayed under the heading “Bloomberg VWAP” on Bloomberg Page “BAC UN <equity> AQR” (or its equivalent successor page if such page is not available) for the period from the scheduled open of trading on the NYSE on the relevant trading day until the scheduled close of trading on the NYSE on the relevant trading day (or if such per share volume-weighted average price is unavailable, the market price of one share of our Common Stock on the relevant trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).

The Common Stock Average Price will be determined after the close of trading on the NYSE on June 22, 2009, the second business day prior to the scheduled Expiration Date, and, after it is determined, we will announce the Common Stock Average Price by issuing a press release prior to 9:00 a.m., New York City time, on June 23, 2009. The relevant period for the determination of the Common Stock Average Price will not change even if we extend the Exchange Offer.

When will you know the actual number of shares of our Common Stock that you will receive for Depositary Shares accepted for exchange?

You will not know the actual number of shares you will receive for your Depositary Shares accepted for exchange until after the close of trading on the NYSE on June 22, 2009, which is when we will determine the Common Stock Average Price. However, the value of the Common Stock you receive for Depositary Shares accepted for exchange is fixed at the applicable consideration per Depositary Share specified on the cover page of this Offer to Exchange. After it is determined, we will announce the Common Stock Average Price by issuing a press release prior to 9:00 a.m., New York City time, on June 23, 2009. Following that announcement, holders of Depositary Shares may contact the Information Agent at (800) 829-6551 (toll-free) to obtain the Common Stock Average Price and the number of shares of Common Stock issuable for each Depositary Share accepted for exchange. In addition, the daily per share volume-weighted average price of our Common Stock for each of the days in the five-day period during which the Common Stock Average Price is determined will be available at http://www.dfking.com/bofa.

How will fluctuations in the market price of our Common Stock affect the consideration offered to holders of Depositary Shares?

We are offering to exchange a number of shares of our Common Stock for each accepted Depositary Share that will be equal to the consideration per Depositary Share specified in the table on the cover page of this Offer to Exchange, divided by the Common Stock Average Price. If the market price of our Common Stock consistently declines during the period of five consecutive trading days used to determine the Common Stock Average Price, the Common Stock Average Price also will decline. However, in that situation, although the aggregate value of Common Stock you will receive if your Depositary Shares are accepted for exchange will remain the same, the number of shares of our Common Stock you receive will increase, and you will therefore receive a greater number of shares of Common Stock in total for your accepted Depositary Shares. The market price of our Common Stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally. For a detailed description of those factors, see below under “Risk Factors.”

Will you have an opportunity to tender your Depositary Shares in the Exchange Offer, or withdraw previously-tendered Depositary Shares, after the determination of the Common Stock Average Price?

Yes. Since the Common Stock Average Price will be calculated and announced by us prior to 9:00 a.m., New York City time, on June 23, 2009, and the Exchange Offer will not expire earlier than the scheduled

Expiration Date, which is 12:00 midnight, New York City time, on June 24, 2009, you will have a minimum of two business days after we announce the Common Stock Average Price to tender your Depositary Shares in the Exchange Offer or to withdraw your previously-tendered Depositary Shares. For more information on withdrawal of previously-tendered Depositary Shares, see below under “The Exchange Offer—Withdrawal of Tenders.”

Will you receive dividend payments on shares of our Common Stock that you receive in exchange for your accepted Depositary Shares?

You will receive a number of shares of our Common Stock in exchange for your accepted Depositary Shares determined as described in this Offer to Exchange. After the settlement of the Exchange Offer, you will be entitled to receive cash dividends on our Common Stock, when, as and if declared by our board of directors. You will not be entitled to receive any Common Stock dividends declared by our board of directors for which the record date is before the settlement of the Exchange Offer, since you will not be the record holder on that date.

In the first quarter of 2009, we paid a quarterly dividend of $0.01 per share of Common Stock. We intend to continue to pay regular quarterly dividends on shares of our Common Stock; however, the payment of future cash dividends will depend upon, among other things, our financial condition, funds from operations, the level of our capital and development expenditures, our future business prospects and any contractual restrictions or restrictions under Delaware law. In addition, as a result of our issuance of series of our preferred stock to the U.S. Department of the Treasury (the “U.S. Treasury”) pursuant to the Troubled Asset Relief Program (“TARP”) (the “UST Preferred Stock”), for so long as any of the UST Preferred Stock remains outstanding or is owned by the U.S. Treasury, we are prohibited from increasing the current dividend rate on our Common Stock without the U.S. Treasury’s consent. For more information about factors that may affect dividends on our Common Stock, see below under “Risk Factors.”

If you do not participate in the Exchange Offer, your Depositary Shares will remain outstanding, and you will continue to receive, when, as and if declared by our board of directors on the corresponding series of Preferred Stock, dividend payments on those Depositary Shares based on the applicable dividend rate of the corresponding series of Preferred Stock for so long as you continue to hold those Depositary Shares and they remain outstanding, subject to any restrictions under Delaware law or our certificate of incorporation.

Will you receive dividend payments on the Depositary Shares that you tender and are accepted in the Exchange Offer?

Holders of the Depositary Shares are entitled to receive dividends on those Depositary Shares only when, as and if our board of directors declares dividends on the corresponding series of Preferred Stock in accordance with the specific terms of that series of Preferred Stock. For Depositary Shares accepted in the Exchange Offer, if dividends are declared on a series of Preferred Stock and the related record date for that dividend declaration occurs prior to the date we accept your corresponding Depositary Shares for exchange, and if you are the holder of such securities on the record date, you will receive payment of those dividends on the applicable dividend payment date even if you exchange your Depositary Shares in the Exchange Offer and the dividend payment date occurs after the date we accept your Depositary Shares. On April 3, 2009, our board of directors declared a dividend on the Series I Preferred Stock to be payable on July 1, 2009 to holders of record on June 15, 2009. Since the record date for that dividend declaration is June 15, 2009, which is before the date we would accept for exchange Depositary Shares representing the Series I Preferred Stock, you would receive the dividend payable on July 1, 2009 if you are the holder of record of those Depositary Shares on June 15, 2009, even if you tender and we accept your Depositary Shares representing the Series I Preferred Stock after that record date and even though the dividend payment date occurs after we would accept your Depositary Shares for exchange. For projected future dividends (which have not yet been declared) on all other series of the Preferred Stock included in this Exchange Offer, the record dates would occur after the scheduled Expiration Date, and, as a result, assuming the Exchange Offer is not extended, you would not be entitled to dividends on Depositary Shares representing those series of Preferred Stock if you tendered those Depositary Shares and they were accepted for exchange.

You will not receive payment of dividends as part of the consideration for your Depositary Shares accepted for exchange in the Exchange Offer.

What rights will you lose if your Depositary Shares are exchanged in the Exchange Offer?

If your Depositary Shares are exchanged, you will lose the rights of a holder of the corresponding series of Preferred Stock, which are described below under “Comparison of Rights of the Preferred Stock and the Common Stock” and “Description of Preferred Stock.” For example, you would lose the right to receive dividends on your exchanged Depositary Shares when, as and if declared in the future by our board of directors on the corresponding series of Preferred Stock. You also would lose the right to receive, out of assets available for distribution to our stockholders and before any distribution is made to the holders of stock ranking junior to the Preferred Stock (including our Common Stock), a liquidation preference in the applicable amount per share for the series of Preferred Stock corresponding to the Depositary Shares you hold, plus declared and unpaid dividends, upon our voluntary or involuntary liquidation, winding up or dissolution.

If the Exchange Offer is consummated and you do not participate in the Exchange Offer or you do not tender all of your Depositary Shares in the Exchange Offer, how will your rights and obligations under your remaining outstanding Depositary Shares be affected?

The terms of your Depositary Shares that remain outstanding after the consummation of the Exchange Offer, if any, will not change as a result of the Exchange Offer.

What do we intend to do with the Depositary Shares that are tendered in the Exchange Offer?

Shares of the corresponding series of Preferred Stock represented by exchanged Depositary Shares will be restored to the status of authorized but unissued shares of our preferred stock without designation as to series. Any Depositary Shares not validly tendered or not accepted in the Exchange Offer will be returned to you promptly after the expiration or termination of the Exchange Offer.

Can you tender only a portion of the Depositary Shares that you hold?

Yes. You do not have to tender all of your Depositary Shares to participate in the Exchange Offer.

Is there a minimum number or amount of Depositary Shares that must be tendered in the Exchange Offer?

No. The Exchange Offer is not conditioned upon the valid tender of a minimum number or amount of Depositary Shares.

Is there a maximum amount of Depositary Shares that may be exchanged in the Exchange Offer?

We will accept for exchange the maximum number of validly tendered and not properly withdrawn Depositary Shares that does not result in the issuance of a number of shares of our Common Stock in excess of the Maximum Aggregate Consideration, in accordance with the acceptance priority levels in numerical priority order and subject to proration, as described below under “The Exchange Offer—Terms of the Exchange Offer—Acceptance Priority Levels; Proration.”

Will the Common Stock to be issued as consideration in the Exchange Offer be listed on the NYSE?

Yes. The shares of Common Stock to be issued as consideration in the Exchange Offer have been approved for listing on the NYSE, subject to notice of issuance.

Will the Common Stock received by tendering holders of Depositary Shares be freely tradeable?

The Exchange Offer is being made in reliance on an exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the staff of the SEC, we expect that shares of our Common Stock received in exchange for Depositary Shares in the Exchange Offer will not be restricted securities for purposes of the Securities Act and will be tradeable without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act) because the Depositary Shares were originally issued in transactions registered with the SEC. Shares of our Common Stock issued pursuant to the Exchange Offer to a holder of Depositary Shares who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 under the Securities Act, and the holding period of Depositary Shares tendered by such recipients can be tacked onto the shares of our Common Stock received in exchange for the Depositary Shares for the purpose of satisfying the holding period requirements of Rule 144.

What are the conditions to the Exchange Offer?

The Exchange Offer is subject to the conditions described below under “The Exchange Offer—Conditions to the Exchange Offer,” including that the Common Stock Average Price is at least $10.00. We may waive certain conditions of the Exchange Offer. If any of the conditions are not satisfied or waived by us on or before the Expiration Date, we will not accept and exchange any validly tendered Depositary Shares. For more information regarding the conditions to the Exchange Offer, see below under “The Exchange Offer—Conditions to the Exchange Offer.”

When does the Exchange Offer expire?

The Exchange Offer will expire on the Expiration Date, currently 12:00 midnight, New York City time, on June 24, 2009, unless extended or earlier terminated by us.

Under what circumstances can the Exchange Offer be extended, amended or terminated?

We do not intend to extend or amend the Exchange Offer. However, we reserve the right to extend the Exchange Offer for any reason. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date. If we make a material change in the terms of the Exchange Offer, or in the information contained in this Offer to Exchange, or waive a material condition to the Exchange Offer, we may be required by law to extend the Exchange Offer. During any extension of the Exchange Offer, Depositary Shares that were previously tendered and not properly withdrawn will remain subject to the Exchange Offer, subject to your right to withdraw Depositary Shares prior to the acceptance in accordance with the Exchange Offer.

We reserve the right, in our reasonable discretion, to terminate the Exchange Offer, at any time prior to the Expiration Date, if any condition to the Exchange Offer is not satisfied. If the Exchange Offer is terminated, no Depositary Shares will be accepted for exchange, and any Depositary Shares that have been tendered will be returned to the holder promptly after the termination.

For more information regarding our right to extend, amend or terminate the Exchange Offer, and our obligation to inform you of some of these changes, see below under “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

How will you be notified if the Exchange Offer is extended, amended or terminated?

If the Exchange Offer is extended, amended or terminated, we will make a timely public announcement, with the announcement in the case of an extension of the Exchange Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. For more information regarding notification of extensions, amendments or termination of the Exchange Offer, see below under “The Exchange Offer—Expiration Date; Extension; Termination; Amendment” and “—Announcements.”

How will the Common Stock Average Price be affected by an extension of the Exchange Offer?

Even if we extend the Exchange Offer, the Common Stock Average Price will still be determined using the average of the daily per share volume-weighted average price of our Common Stock on the NYSE for each of the five consecutive trading days ending on and including June 22, 2009. For information about fluctuations in the share price of our Common Stock, see below under “Risk Factors.”

What risks should you consider in deciding whether or not to tender your Depositary Shares?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of the risks affecting the Exchange Offer and our Common Stock described below under “Risk Factors,” and the discussion of the risks and uncertainties affecting our business in the documents incorporated by reference into this Offer to Exchange.

Are we making a recommendation regarding whether you should tender your Depositary Shares in the Exchange Offer?

We are not making any recommendation regarding whether you should tender or refrain from tendering your Depositary Shares in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your Depositary Shares in the Exchange Offer and, if so, the number or amount of Depositary Shares to tender. Before making your decision, we recommend that you carefully read this Offer to Exchange in its entirety, including the information set forth in “Risk Factors” beginning on page 17, and the other documents incorporated by reference in this Offer to Exchange. We also recommend that you obtain current market quotations for the Depositary Shares and our Common Stock before deciding to participate in the Exchange Offer.

What are the federal income tax consequences of your participation in the Exchange Offer?

For a discussion of the material U.S. federal income tax considerations relating to the Exchange Offer, see below under “Material United States Federal Income Tax Considerations” beginning on page 51 for information regarding tax consequences of participating in the Exchange Offer. We recommend that you consult your own tax advisor for a full understanding of the tax consequences of participating in the Exchange Offer.

How will the Exchange Offer affect the trading market for the Depositary Shares that are not exchanged?

If a sufficiently large number of Depositary Shares of a series do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding Depositary Shares of that series may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in the remaining outstanding Depositary Shares of that series.

Are our financial condition and results of operations relevant to your decision to tender in the Exchange Offer?

Yes. The price of both our Common Stock and the Depositary Shares may be affected by our financial condition and results of operations.

Will we receive any cash proceeds from the Exchange Offer?

No. We will not receive any cash proceeds from the Exchange Offer.

Are any Depositary Shares held by our directors or officers?

Yes. Our chief executive officer beneficially owns Depositary Shares representing the Series H Preferred Stock. Details regarding his ownership are set forth below under “The Exchange Offer—Interests in the Depositary Shares.”

How do you tender your Depositary Shares?

The Depositary Shares are represented by global shares or global positions registered in the name of The Depository Trust Company or its nominee (which we refer to in this Offer to Exchange as “DTC”). DTC is the only registered holder of all Depositary Shares. You may tender your Depositary Shares in accordance with DTC’s automated tender offer program (“ATOP”) or by following the other procedures described under “The Exchange Offer—Procedures for Tendering Depositary Shares.” We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed prior to the Expiration Date. If you wish to tender your Depositary Shares and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender Depositary Shares on your behalf. Tenders of Depositary Shares not received by the Exchange Agent on or prior to the Expiration Date will be disregarded and of no effect.

If you have questions about the procedures for tendering your Depositary Shares, you can call the Information Agent toll-free at (800) 829-6551.

For more information regarding the procedures for tendering your Depositary Shares, see below under “The Exchange Offer—Procedures for Tendering Depositary Shares.”

What happens if some or all of your Depositary Shares are not accepted for exchange?

If some or all of your Depositary Shares are not accepted for exchange, including due to proration, the Depositary Shares we do not accept will be returned to you, at our expense, promptly after the expiration or termination of the Exchange Offer by crediting those Depositary Shares to the DTC account from which the tendered Depositary Shares were delivered.

How do you withdraw previously-tendered Depositary Shares?

You may withdraw previously-tendered Depositary Shares at any time prior to the Expiration Date. In addition, if not previously returned, you may withdraw any Depositary Shares that you tender that are not accepted for exchange by us after the expiration of 40 business days from May 28, 2009, which is the date of commencement of the Exchange Offer. For more information regarding procedures for withdrawing tendered Depositary Shares, see below under “The Exchange Offer—Withdrawal of Tenders.”

Will you have to pay any fees or commissions if you tender your Depositary Shares?

If your Depositary Shares are held through a broker or other nominee who tenders Depositary Shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or other nominee to determine whether any charges will apply. If you tender your Depositary Shares through Banc of America Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated, you will not be charged a commission by either entity.

With whom can you talk if you have questions about the Exchange Offer?

If you have questions about the procedures for tendering in the Exchange Offer, require additional materials about the Exchange Offer or require assistance in tendering your Depositary Shares, please contact D.F. King & Co., Inc., the Information Agent. You can call the Information Agent toll-free at (800) 829-6551. You may also write to the Information Agent at the address listed on the back cover of this Offer to Exchange.

SUMMARY

The following summary highlights selected information from this Offer to Exchange. This summary does not contain all the information that you should consider before deciding to participate in the Exchange Offer. We recommend that you carefully read the entire Offer to Exchange and the other documents to which we refer in order to fully understand the Exchange Offer. See below under “Where You Can Find More Information” on page 56. References in this document to “Bank of America,” “our,” “we,” “us,” and similar terms, are references to Bank of America Corporation, excluding its consolidated subsidiaries, unless otherwise specified.

The Company

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. We provide a diversified range of banking and nonbanking financial services and products both domestically and internationally. Our headquarters is located at Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255 and our telephone number is (704) 386-5681. The names of our directors and executive officers are listed on Annex A of this Offer to Exchange, which is incorporated by reference in this Offer to Exchange.

Recent Developments

On May 7, 2009, the Board of Governors of the Federal Reserve System of the United States released the results of the Supervisory Capital Assessment Program and notified us that, in order to withstand losses in the event of a recession more severe than currently is anticipated, we should increase our Tier 1 common capital by $33.9 billion.

On May 8, 2009, we entered into a sales agreement pursuant to which, our affiliates, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, agreed to act as our sales agents with respect to the offer and sale from time to time of up to 1,250,000,000 shares of our Common Stock in privately negotiated transactions or by any method permitted by law deemed to be an “at the market” offering under the Securities Act (the “ATM Program”). On May 19, 2009, we issued a press release announcing the conclusion of the ATM Program and the issuance of 1,250,000,000 shares of our Common Stock since May 8, 2009 at an average price of $10.77, representing gross proceeds to us of approximately $13.47 billion.

We also have agreed to exchange newly-issued shares of our Common Stock in one or more privately negotiated transactions for outstanding shares of series of our preferred stock that are not subject to the Exchange Offer (the “Private Exchange Transactions”). The series of preferred stock involved in the Private Exchange Transactions are different from the series of Preferred Stock eligible for exchange in the Exchange Offer, and the terms of the Private Exchange Transactions may differ from the terms of the Exchange Offer in material respects, including with respect to the value of shares of Common Stock that we issue in the Private Exchange Transactions and the basis on which we determine the number of shares of Common Stock that this value represents. For more information with respect to the Private Exchange Transactions into which we have entered as of the date of this Offer to Exchange, see the Form 8-K that we filed the SEC on May 27, 2009, which is incorporated by reference in this Offer to Exchange.

On May 7, 2009, we issued a press release that, among other things, described statements by Walter E. Massey, chairman of our board of directors, relating to the establishment of a committee of our board of directors that is charged with reviewing and recommending changes in all aspects of the activities of our board of directors, including changes in the composition of our board of directors. For more information, see the information contained in our current report on Form 8-K filed with the SEC on May 8, 2009, which Form 8-K and the exhibits thereto are incorporated by reference in this Offer to Exchange.

The Exchange Offer

Terms of the Exchange Offer	Upon the terms and subject to the conditions set forth in this Offer to Exchange and the Letter of Transmittal, we are offering to exchange up to 200,000,000 shares of our Common Stock for Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Date. If the aggregate number of shares of our Common Stock issuable in exchange for all Depositary Shares that are validly tendered and not properly withdrawn prior to the Expiration Date exceeds 200,000,000, which is the “Maximum Aggregate Consideration,” we will accept for exchange that number of Depositary Shares that does not result in a number of shares of our Common Stock being issued in the Exchange Offer in excess of the Maximum Aggregate Consideration. In this case, the Depositary Shares will be accepted in accordance with the acceptance priority levels specified in the table below and on the cover page of this Offer to Exchange (in numerical priority order) and may be subject to proration.

At the time you tender your Depositary Shares, you will not know the extent of participation in the Exchange Offer of other holders of Depositary Shares or whether acceptance of all validly tendered Depositary Shares would result in a number of shares of our Common Stock being issued in excess of the Maximum Aggregate Consideration. As a result, you will not know whether we will be able to accept for exchange your validly tendered Depositary Shares, in whole or in part, at the time you tender those Depositary Shares.

Below is a table that shows, for each series of Preferred Stock represented by Depositary Shares that may be tendered for exchange in the Exchange Offer, the acceptance priority level, the CUSIP number for the Depositary Shares and the consideration per Depositary Share.

Acceptance Priority Level	CUSIP No. of Depositary Shares	Series of Preferred Stock Represented by Depositary Shares	Consideration per Depositary Share
1	060505815	Series E Preferred Stock	$16.25
2	060505583	Series 5 Preferred Stock	$16.25
3	060505633	Series 1 Preferred Stock	$15.00
4	060505625	Series 2 Preferred Stock	$15.00
5	060505617	Series 3 Preferred Stock	$17.00
6	060505740	Series I Preferred Stock	$17.50
7	060505724	Series J Preferred Stock	$18.75
8	060505765	Series H Preferred Stock	$20.50
9	060505559	Series 8 Preferred Stock	$21.00

Acceptance of Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Date will be in accordance with the acceptance priority levels specified in the table above (in numerical priority order) and may be subject to proration, as described below under “The Exchange Offer—Terms of the Exchange Offer—Acceptance Priority Levels; Proration.”

In consideration for each exchanged Depositary Share, you will receive a number of shares of Common Stock equal to the applicable consideration per Depositary Share for the relevant series of Preferred Stock specified in the table above and on the cover page of this Offer to Exchange, divided by the Common Stock Average Price, which is determined as described below under “The Exchange Offer—Consideration—Consideration Offered in the Exchange Offer,” rounded to four decimal places. You will not receive any consideration in the Exchange Offer for dividends on exchanged Depositary Shares of any series of Preferred Stock.

Any Depositary Shares not exchanged will remain outstanding. Any Depositary Shares exchanged in the Exchange Offer will result in a corresponding amount of shares of the underlying Preferred Stock being restored to the status of authorized but unissued shares of preferred stock without designation as to series.

For more information on the terms of the Exchange Offer, see below under “The Exchange Offer—Terms of the Exchange Offer.”

Consideration Offered in the Exchange Offer	The number of shares of our Common Stock issuable for each exchanged Depositary Share will be equal to the applicable consideration per Depositary Share of the relevant series of Preferred Stock specified on the cover page of this Offer to Exchange, divided by the Common Stock Average Price, and will be rounded to four decimal places. The “Common Stock Average Price” will be the average of the daily per share volume-weighted average price of our Common Stock on the NYSE for each of the five consecutive trading days ending on and including June 22, 2009, which is the second business day prior to the scheduled Expiration Date.

For more information on the determination of the number of shares of our Common Stock you will receive in consideration for your exchanged Depositary Shares, see below under “The Exchange Offer—Consideration—Consideration Offered in the Exchange Offer.”

Acceptance Priority Levels

If acceptance for exchange of all Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Date would result in the issuance of a number of shares of our Common Stock in excess of the Maximum Aggregate Consideration, then acceptance of Depositary Shares will be in accordance with the acceptance priority levels specified in the table above and on the cover page of this Offer to Exchange (in numerical priority order), which we refer to as “Acceptance Priority Levels.” We initially will accept all Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Date within Acceptance Priority Level 1 as long as acceptance of all those Depositary Shares within Acceptance Priority Level 1 would not result in the issuance of a number of shares of our Common Stock in excess of the Maximum Aggregate Consideration.

If acceptance of all Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Date within Acceptance Priority Level 1 would result in the issuance of a number of shares of our Common Stock in excess of the Maximum Aggregate Consideration, then we will accept for exchange a pro rata portion of the Depositary Shares within Acceptance Priority Level 1. After acceptance of Depositary Shares within Acceptance Priority Level 1, the number of shares of Common Stock in the Maximum Aggregate Consideration will be reduced by the number of shares of Common Stock issuable in exchange for all Depositary Shares accepted for exchange in Acceptance Priority Level 1. We refer to this as the “Adjusted Aggregate Consideration.” If the Adjusted Aggregate Consideration is greater than zero, then we will accept validly tendered and not withdrawn Depositary Shares within Acceptance Priority Level 2, but only to the extent that the Adjusted Aggregate Consideration is not exceeded.

We will continue sequentially through each Acceptance Priority Level, each time reducing the Adjusted Aggregate Consideration by the number of shares issuable in exchange for Depositary Shares accepted in that Acceptance Priority Level, until we are unable to accept for exchange all Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Date within an Acceptance Priority Level without exceeding the Adjusted Aggregate Consideration. In this case, we will accept for exchange only a pro rata portion of the validly tendered and not properly withdrawn Depositary Shares within that Acceptance Priority Level. We will not accept for exchange any additional Depositary Shares after the Adjusted Aggregate Consideration equals zero.

Proration	If proration of a series of Depositary Shares is required, due to our inability to accept for exchange all Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Date within a particular Acceptance Priority Level without the number of shares of our Common Stock issuable in exchange for those Depositary Shares exceeding the Maximum Aggregate Consideration or the Adjusted Aggregate Consideration, we will determine the proration factor applicable to that series promptly after the Expiration Date and will announce the proration results by press release. In applying the proration factor, we will multiply the amount of each tender of Depositary Shares for that particular series by the proration factor and round the resulting amount down to the nearest increment of $25. All Depositary Shares not accepted as a result of proration will be rejected from the Exchange Offer and promptly returned to the holders.

For more information on proration, see below under “The Exchange Offer—Terms of the Exchange Offer—Acceptance Priority Levels; Proration.”

Procedures for Tendering Depositary Shares in the Exchange Offer	To tender Depositary Shares, Computershare Trust Company, N.A., the Exchange Agent, must receive, prior to the Expiration Date of the Exchange Offer, a timely confirmation of book-entry transfer of the tendered Depositary Shares and an agent’s message through DTC’s automated tender offer program or a properly completed Letter of Transmittal according to the procedures described in this Offer to Exchange. If you tender under DTC’s automated tender offer program, you do not need to complete the Letter of Transmittal. However, if you tender under DTC’s automated tender offer program, you will agree that, subject to our acceptance for exchange of, and issuance of shares of our Common Stock for, tendered Depositary Shares, you will be bound by the Letter of Transmittal as though you had signed that Letter of Transmittal.

If you wish to tender Depositary Shares that are held in the name of a broker or other nominee, you should instruct your broker or other nominee to tender on your behalf.

For more information on procedures for tendering your Depositary Shares, see below under “The Exchange Offer—Procedures for Tendering Depositary Shares.”

Withdrawal Rights	You may withdraw any Depositary Shares tendered in the Exchange Offer at any time prior to the Expiration Date, currently scheduled for 12:00 midnight, New York City time, on June 24, 2009. In addition, if not previously returned, you may withdraw any Depositary Shares that you tender that are not accepted by us for exchange after the expiration of 40 business days from May 28, 2009, which is the date of commencement of the Exchange Offer.

For more information on your withdrawal rights, see below under “The Exchange Offer—Withdrawal of Tenders.”

Expiration Date	The Exchange Offer will expire at 12:00 midnight, New York City time, on June 24, 2009, unless the Exchange Offer is extended or earlier terminated by us. If a broker, dealer, commercial bank, trust company or other nominee holds your Depositary Shares, such nominee may have an earlier deadline for accepting the tenders of Depositary Shares in the Exchange Offer. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your Depositary Shares to determine its deadline.

Fractional Shares	Fractional shares of our Common Stock will not be issued in the Exchange Offer, and cash in an amount equal to the fraction of the share of Common Stock otherwise issuable multiplied by the Common Stock Average Price will be paid promptly in lieu of any fractional shares. See “The Exchange Offer—Fractional Shares.”

Acceptance	Subject to the satisfaction or waiver of all conditions to the Exchange Offer on or prior to the Expiration Date, promptly following the

Expiration Date, we will accept for exchange the maximum number of Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Date that we are able to accept without resulting in the issuance of a number of shares of our Common Stock in excess of the Maximum Aggregate Consideration in accordance with the Acceptance Priority Levels and subject to proration. See “The Exchange Offer–Acceptance; Exchange of Depositary Shares.”

Settlement	The settlement for any Depositary Shares accepted for exchange will occur promptly following the Expiration Date, and we expect settlement to occur within two business days following the Expiration Date.

Conditions to the Exchange Offer	The Exchange Offer is subject to a number of conditions that must be satisfied, or waived by us, on or prior to the Expiration Date, including that the Common Stock Average Price is at least $10.00 and that no event has occurred that has had, or could reasonably be expected to have, a material adverse effect on us or our businesses, condition (financial or otherwise) or prospects. The Exchange Offer is not conditioned upon any minimum number or amount of Depositary Shares being tendered. For more information on the conditions to the Exchange Offer, see below under “The Exchange Offer—Conditions to the Exchange Offer.”

Material United States Federal Income Tax Considerations	The exchange of shares of our Common Stock for accepted Depositary Shares pursuant to the Exchange Offer will be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except with respect to any cash received in lieu of fractional shares, no gain or loss will be recognized upon consummation of the Exchange Offer. For a discussion of the material U.S. federal income tax considerations relating to the Exchange Offer, see below under “Material United States Federal Income Tax Considerations.”

Consequences of Failure to Exchange Depositary Shares	Depositary Shares not exchanged in the Exchange Offer will remain outstanding after consummation of the Exchange Offer. The reduction in the number of Depositary Shares of a particular series available for trading due to the consummation of the Exchange Offer may have a significant and adverse effect on the liquidity of any trading market for, and the price of, Depositary Shares of that series not exchanged in the Exchange Offer and may result in the remaining outstanding Depositary Shares of that series being illiquid for an indefinite period of time.

Market Trading	Shares of our Common Stock are listed on the NYSE under the symbol “BAC.” The last reported closing price of our Common Stock on May 26, 2009, was $10.98 per share. The shares of our Common Stock issuable in the Exchange Offer have been approved for listing on the NYSE, subject to notice of issuance. Once the Exchange Offer has been completed, we will advise the NYSE of the actual number of shares of our Common Stock issued in the Exchange Offer.

The following table sets forth the symbols and last reported closing prices on the NYSE on May 26, 2009 for the Depositary Shares.

Depositary Shares	CUSIP No. of Depositary Shares	NYSE Ticker Symbol	Closing Price Per Depositary Share
Series E Depositary Shares	060505815	BAC PrE	$10.05
Series 5 Depositary Shares	060505583	BML PrL	$10.03
Series 1 Depositary Shares	060505633	BML PrG	$8.72
Series 2 Depositary Shares	060505625	BML PrH	$8.62
Series 3 Depositary Shares	060505617	BML PrI	$14.13
Series I Depositary Shares	060505740	BAC PrI	$15.20
Series J Depositary Shares	060505724	BAC PrJ	$16.78
Series H Depositary Shares	060505765	BAC PrH	$18.16
Series 8 Depositary Shares	060505559	BML PrQ	$18.47

Brokerage Commissions	No brokerage commissions are payable by the holders of the Depositary Shares to the Exchange Agent, the Information Agent or us.

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer. We will pay all expenses related to the Exchange Offer.

No Appraisal Rights	Holders of Depositary Shares have no appraisal rights in connection with the Exchange Offer.

Information Agent	D.F. King & Co., Inc.

Exchange Agent	Computershare Trust Company, N.A.

Financial Advisor	Banc of America Securities LLC

Further Information	If you have questions about the terms of the Exchange Offer or the procedures for tendering your Depositary Shares, please contact the Information Agent. After we have determined and announced the Common Stock Average Price, you also may contact the Information Agent to obtain the Common Stock Average Price and the number of shares of Common Stock issuable for each exchanged Depositary Share. In addition, the daily per share volume-weighted average price of our Common Stock for each of the days in the five-day period during which the Common Stock Average Price is determined will be available at http://www.dfking.com/bofa. The contact information for the Information Agent and the Exchange Agent is set forth on the back cover page of this Offer to Exchange. For additional methods on obtaining information, see below under “Where You Can Find More Information.”

RISK FACTORS

Your participation in the Exchange Offer and investing in our Common Stock involve significant risks. This Offer to Exchange does not describe all of those risks. The following is a list of certain risks and investment considerations related to the Exchange Offer and to shares of our Common Stock. Before deciding to participate in the Exchange Offer, you should consider carefully these risks and the more detailed explanation of risks described in our annual report on Form 10-K for the year ended December 31, 2008 under the caption “Item 1A. Risk Factors,” as well as other information included or incorporated by reference into this Offer of Exchange.

Risks Related to the Exchange Offer

We could issue a substantial number of newly-issued shares of our Common Stock in the Exchange Offer, which could adversely affect the market price of our Common Stock.

As of May 26, 2009, we had approximately 7.92 billion shares of Common Stock outstanding, including the shares of Common Stock issued pursuant to the ATM Program and the Private Exchange Transactions. We propose to issue 200,000,000 newly-issued shares of Common Stock in the Exchange Offer, which could result in a substantial increase in the number of shares of our Common Stock outstanding. The issuance of such number of shares of our Common Stock could adversely affect the market price of our Common Stock.

The consideration being offered for the Depositary Shares in the Exchange Offer, payable in shares of our Common Stock, is lower than the liquidation preferences of the Depositary Shares.

In the Exchange Offer, we are offering to exchange shares of our Common Stock at an exchange ratio that represents a discount to the applicable liquidation preference of your Depositary Shares. In addition, we are valuing the Common Stock that we are offering in exchange for your already discounted Depositary Shares based on the average of the daily per share volume-weighted average price of our Common Stock on the NYSE for each of the five consecutive trading days ending on and including June 22, 2009, which could be above the closing price of the shares of Common Stock you receive on the settlement of the Exchange Offer, if your Depositary Shares are accepted for exchange.

The number of shares of Common Stock that you will receive in exchange for accepted Depositary Shares depends on the market price of our Common Stock, which fluctuates.

The number of shares of our Common Stock that you will receive in exchange for Depositary Shares accepted in the Exchange Offer is not fixed and will depend on the average of the daily per share volume-weighted average price of our Common Stock on the NYSE for each of the five consecutive trading days ending on and including June 22, 2009. Because the price of our Common Stock fluctuates, the number of shares of Common Stock that you will receive in exchange for Depositary Shares accepted in the Exchange Offer will depend on the performance of the price of our Common Stock over this five-day period used to determine the Common Stock Average Price.

If the Exchange Offer is successful, there may no longer be a trading market for the Depositary Shares or the trading market may be more limited, and the market price for Depositary Shares may be depressed.

Any Depositary Shares not exchanged in the Exchange Offer will remain outstanding after the completion of the Exchange Offer. In the event that a sufficiently small number of Depositary Shares of one or more series of Preferred Stock subject to the Exchange Offer remains outstanding following the Exchange Offer, the reduction in the number of Depositary Shares of such series available for trading may have a significant and adverse effect on the liquidity of any trading market for, and the market price of, Depositary Shares of such series not exchanged in the Exchange Offer.

By tendering your Depositary Shares, you will lose your right to receive future dividend payments.

Holders of Depositary Shares are entitled to regular quarterly dividends only when, if and as declared by our board of directors on the corresponding series of Preferred Stock. If your Depositary Shares are validly tendered and accepted for exchange, you will lose the right to any future dividends on the Depositary Shares that may be declared by our board of directors on the corresponding series of Preferred Stock, unless the record date for such declaration occurs prior to our acceptance of your Depositary Shares for exchange.

The amount of Depositary Shares we are able to accept for exchange is limited by the Maximum Aggregate Consideration, and any Depositary Shares you tender may be subject to proration and rejected in the Exchange Offer.

In the Exchange Offer, we will be able to accept for exchange only the number of validly tendered Depositary Shares that does not result in the issuance of a number of shares of our Common Stock in excess of the Maximum Aggregate Consideration. As a result, we may not be able to accept for exchange all Depositary Shares you validly tender in the Exchange Offer. In addition, if we are unable to accept all validly tendered Depositary Shares within an Acceptance Priority Level, Depositary Shares in that Acceptance Priority Level will be subject to proration. If your Depositary Shares are subject to proration, we may not be able to accept your Depositary Shares, even if they have been validly tendered, and they may be rejected in the Exchange Offer.

At the time you tender your Depositary Shares, you will not know whether we will be able to accept your Depositary Shares in the Exchange Offer.

At the time you tender your Depositary Shares, you will not know the extent of participation in the Exchange Offer of other holders of Depositary Shares or whether acceptance of all validly tendered Depositary Shares within an Acceptance Priority Level would result in the issuance of a number of shares of our Common Stock in excess of the Maximum Aggregate Consideration. As a result, at the time you tender your Depositary Shares, you will not know whether we will be able to accept for exchange your validly tendered Depositary Shares, in whole or in part.

We may acquire or exchange Depositary Shares or shares of other series of our preferred stock in transactions that have different terms than the Exchange Offer.

From time to time after the expiration or termination of the Exchange Offer, subject to any required consent or approval from our regulators, we may acquire or exchange Depositary Shares that are not tendered in the Exchange Offer, subject to Rule 13e-4(f)(6) under the Exchange Act, or other series of our depositary shares and preferred stock that are not eligible for the Exchange Offer, through privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Exchange Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we might choose to pursue in the future.

In addition, during the Exchange Offer, we may exchange other series of depositary shares and preferred stock that are not involved in the Exchange Offer, upon such terms and at such prices as we may determine.

We have not obtained or requested a fairness opinion with respect to the Exchange Offer, and we have not retained a third-party representative to act on behalf of the holders of the Depositary Shares in connection with the Exchange Offer.

We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the Exchange Offer. In addition, we have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Depositary Shares for purposes of negotiating the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

Risks Related to Our Common Stock

Our share price may fluctuate.

The market price of our Common Stock could be subject to significant fluctuations due to a change in sentiment in the market regarding our operations or business prospects, future sales or acquisitions to which we are party, the Exchange Offer, or future sales of our securities. Such risks may be affected by:

•	operating results that vary from the expectations of management, securities analysts, and investors;

•	developments in our business or in the financial sector generally;

•	regulatory changes affecting our industry generally or our business and operations;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions, and other material events by us or our competitors;

•	changes in the credit, mortgage, and real estate markets, including the market for mortgage-related securities; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Stock markets, in general, have experienced over the past 12 months, and continue to experience, significant price and volume volatility, and the market price of our Common Stock may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or prospects. Increased volatility could result in a decline in the market price of our Common Stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock.

We are not restricted from issuing additional shares of Common Stock or preferred stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or preferred stock. The issuance of additional shares of Common Stock or convertible securities will dilute the ownership interest of our existing common stockholders. The market price of our Common Stock could decline as a result of the Exchange Offer as well as other issuances of shares of our Common Stock or preferred stock or similar securities in the market after the Exchange Offer, or the perception that such sales could occur. In addition, the conversion ratio of our convertible securities is subject to certain anti-dilution adjustments and any adjustment of these conversion ratios could further dilute our common stockholders.

You may not receive dividends on our Common Stock.

Holders of our Common Stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, holders of our Common Stock are subject to the prior dividend rights of holders of our preferred stock or the depositary shares representing such preferred stock then outstanding. Although historically we have declared cash dividends on our Common Stock, we are not required to do so and may reduce or eliminate our Common Stock dividend in the future. Additionally, as a result of our issuance of UST Preferred Stock pursuant to TARP, dividend payments on, and repurchases of, our outstanding Common Stock are subject to certain restrictions, including that for so long as any of the UST Preferred Stock remains outstanding or is owned by the U.S. Treasury, we are prohibited from increasing the current dividend rate on our Common Stock (currently $0.01 per share) without the U.S. Treasury’s consent.

The Common Stock is equity and is subordinate to our existing and future indebtedness and preferred stock.

Shares of our Common Stock are equity interests in us and do not constitute indebtedness. As such, shares of our Common Stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation. Additionally, holders of shares of our Common Stock are subject to the prior dividend and liquidation rights of holders of our outstanding preferred stock or the depositary shares representing such preferred stock then outstanding. Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of shares of our Common Stock. As of April 30, 2009, the aggregate liquidation preference of all our outstanding preferred stock was $78.4 billion.

If we are deferring payments on our outstanding junior subordinated notes or are in default under the indentures governing those securities, we will be prohibited from making distributions on the Common Stock.

The terms of our outstanding junior subordinated notes prohibit us from declaring or paying any dividends or distributions on our capital stock, including our Common Stock, or purchasing, acquiring, or making a liquidation payment on such stock, if we are aware of any event that would be an event of default under the indenture governing those junior subordinated notes or at any time when we have deferred payment of interest on those junior subordinated notes.

Our ability to pay dividends depends upon the results of operations of our subsidiaries.

We are a holding company that conducts substantially all of our operations through our banks and other subsidiaries. As a result, our ability to make dividend payments on the Common Stock depends primarily upon the receipt of dividends and other distributions from our subsidiaries. There are various regulatory restrictions on the ability of our banking subsidiaries to pay dividends or make other payments to us.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the Common Stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the Common Stock effectively will be subordinated to all existing and future liabilities and obligations of our subsidiaries.

Holders of our Common Stock may be unable to claim the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. Holders (as defined below under “Material United States Federal Income Tax Considerations”) of our Common Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. Holders of our Common Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on our Common Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. Holders would be unable to claim the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on our Common Stock with respect to any taxable year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of our Common Stock may decline.

Anti-takeover provisions could negatively impact our stockholders.

Provisions of Delaware law and of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our board of directors. Additionally, our certificate of incorporation authorizes our board of directors to issue preferred stock, which could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer. Shares of the Preferred Stock represented by exchanged Depositary Shares will be restored to the status of authorized but unissued shares of our preferred stock without designation as to series. We will bear the expenses of the Exchange Offer.

CAPITALIZATION

The following table sets forth our capitalization, as of March 31, 2009, on an actual basis and on a pro forma basis to reflect:

•

the completion of the Exchange Offer, assuming the Common Stock Average Price is $11.00 and the Depositary Shares are accepted for exchange on a pro rata basis across all nine series of Depositary Shares, and that we exchange 200 million shares of our Common Stock for $3.01 billion aggregate liquidation preference of Depositary Shares;

•	the sale of 1,250,000,000 shares of our Common Stock in the ATM Program and the receipt of gross proceeds therefrom of approximately $13.47 billion; and

•

the exchange of shares of Common Stock for $5.89 billion aggregate liquidation preference of shares of, or depositary shares representing fractional interests in shares of, series of our preferred stock that are not subject to the Exchange Offer that we have exchanged or agreed to exchange, prior to May 27, 2009, in the Private Exchange Transactions.

This table should be read in conjunction with the information set forth in this Offer to Exchange under “Selected Financial Data” and “Unaudited Pro Forma Financial Information” and with our unaudited consolidated financial statements, including the related notes, included in our quarterly report on Form 10-Q for the three months ended March 31, 2009, which is incorporated by reference in this Offer to Exchange.

	As of March 31, 2009
	Actual	Exchange Offer Adjustments (2)	Other Transactions Adjustments		Pro Forma
	(Dollars in millions)
Shareholders’ Equity (1)
Preferred stock	$73,277	$(3,010)	$(5,886	)(3)	$64,381
Common stock and additional paid in capital	100,864	2,200	19,449	(4)	122,513
Retained earnings	76,877	810	(114	)(5)	77,573
Accumulated other comprehensive income (loss)	(11,164)				(11,164)
Other	(305)				(305)

Total shareholders’ equity	$239,549	$—	$13,449		$252,998

(1)	The completion of the Exchange Offer, the sale of shares of Common Stock in the ATM Program and the exchange of shares of Common Stock for preferred stock in the Private Exchange Transactions do not impact our long-term debt.
(2)	Reflects the completion of the Exchange Offer, assuming the Common Stock Average Price is $11.00 and the Depositary Shares are accepted for exchange on a pro rata basis across all nine series of Depositary Shares, and that 200 million shares of Common Stock are exchanged for $3,010 million aggregate liquidation preference of Depositary Shares in the Exchange Offer.
(3)	Reflects the carrying value of $1,415 million of convertible preferred stock and $4,471 million of non-convertible preferred stock that we have exchanged or agreed to exchange, prior to May 27, 2009, in the Private Exchange Transactions.
(4)	Reflects (a) the sale of 1.25 billion shares of Common Stock in the ATM Program for $13,468 million, (b) for convertible preferred stock that we have exchanged or agreed to exchange, prior to May 27, 2009, in the Private Exchange Transactions, the carrying value of $1,415 million and $804 million for the difference between the fair value at original conversion terms and the fair value exchanged, (c) for non-convertible preferred stock that we have exchanged or agreed to exchange, prior to May 27, 2009, in the Private Exchange Transactions, $3,666 million for the fair value of the Common Stock exchanged and (d) dividends of $96 million paid or owed on preferred stock that we have exchanged or agreed to exchange, prior to May 27, 2009, in the Private Exchange Transactions.
(5)	Reflects the net impact on retained earnings of negative $804 million and $96 million referenced in the preceding note, as well as, for non-convertible preferred stock that we have exchanged or agreed to exchange, prior to May 27, 2009, in the Private Exchange Transactions, positive $806 million for the difference between the carrying value of the preferred stock and the fair value of Common Stock exchanged in those Private Exchange Transactions. In addition, reflects the negative impact of assumed dividends of $20 million on shares of Common Stock issued in the Exchange Offer, the ATM Program and the Private Exchange Transactions (prior to May 27, 2009).

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BANK OF AMERICA

Set forth below are highlights derived from our audited consolidated financial data as of and for the years ended December 31, 2008 through 2004 and our unaudited consolidated financial data as of and for the three months ended March 31, 2009 and 2008. The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results of operations for the full year or any other interim period. Management prepared the unaudited information on the same basis as it prepared Bank of America’s audited consolidated financial statements. In the opinion of our management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Bank of America’s consolidated financial statements and related notes included in (i) Bank of America’s annual report on Form 10-K for the year ended December 31, 2008 under the caption “Item 8. Financial Statements and Supplementary Data” and (ii) Bank of America’s quarterly report on Form 10-Q for the quarter ended March 31, 2009 under the caption “Item 1. Financial Statements,” which are incorporated by reference in this Offer to Exchange and from which this information is derived. See below under “Where You Can Find More Information.”

	Three Months Ended March 31,		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in millions, except per share information)
Income statement
Net interest income	$12,497	$9,991	$45,360	$34,441	$34,594	$30,737	$27,960
Noninterest income	23,261	7,080	27,422	32,392	38,182	26,438	22,729
Total revenue, net of interest expense	35,758	17,071	72,782	66,833	72,776	57,175	50,689
Provision for credit losses	13,380	6,010	26,825	8,385	5,010	4,014	2,769
Noninterest expense, before merger and restructuring charges	16,237	9,093	40,594	37,114	34,988	28,269	26,394
Merger and restructuring charges	765	170	935	410	805	412	618
Income before income taxes	5,376	1,798	4,428	20,924	31,973	24,480	20,908
Income tax expense	1,129	588	420	5,942	10,840	8,015	6,961
Net income	4,247	1,210	4,008	14,982	21,133	16,465	13,947
Net income available to common shareholders	2,814	1,020	2,556	14,800	21,111	16,447	13,931
Average common shares issued and outstanding (in thousands)	6,370,815	4,427,823	4,592,085	4,423,579	4,526,637	4,008,688	3,758,507
Average diluted common shares issued and outstanding (in thousands)	6,431,027	4,461,201	4,596,417	4,480,254	4,595,896	4,068,140	3,823,943

Performance ratios
Return on average assets	0.68%	0.28%	0.22%	0.94%	1.44%	1.30%	1.34%
Return on average common shareholders’ equity	7.10	2.90	1.80	11.08	16.27	16.51	16.47
Total equity to total assets (at period end)	10.32	9.00	9.74	8.56	9.27	7.86	9.03
Total average equity to total average assets	9.08	8.77	8.94	8.53	8.90	7.86	8.12
Dividend payout	2.28	n/m	n/m	72.26	45.66	46.61	46.31

Per common share data
Earnings	$0.44	$0.23	$0.54	$3.35	$4.66	$4.10	$3.71
Diluted earnings	0.44	0.23	0.54	3.30	4.59	4.04	3.64
Dividends paid	0.01	0.64	2.24	2.40	2.12	1.90	1.70
Book value	25.98	31.22	27.77	32.09	29.70	25.32	24.70

Market price per share of common stock
Closing	$6.82	$37.91	$14.08	$41.26	$53.39	$46.15	$46.99
High closing	14.33	45.03	45.03	54.05	54.90	47.08	47.44
Low closing	3.14	35.31	11.25	41.10	43.09	41.57	38.96

Market capitalization	$43,654	$168,806	$70,645	$183,107	$238,021	$184,586	$190,147

Average balance sheet
Total loans and leases	$994,121	$875,661	$910,878	$776,154	$652,417	$537,218	$472,617
Total assets	2,519,134	1,764,927	1,843,979	1,602,073	1,466,681	1,269,892	1,044,631
Total deposits	964,081	787,623	831,144	717,182	672,995	632,432	551,559
Long-term debt	446,975	198,463	231,235	169,855	130,124	97,709	92,303
Common shareholders’ equity	160,739	141,456	141,638	133,555	129,773	99,590	84,584
Total shareholders’ equity	228,766	154,728	164,831	136,662	130,463	99,861	84,815

	Three Months Ended March 31,		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in millions, except per share information)
Asset quality (1)
Allowance for credit losses (2)	$30,405	$15,398	$23,492	$12,106	$9,413	$8,440	$9,028
Nonperforming assets (3)	25,743	7,827	18,232	5,948	1,856	1,603	2,315
Allowance for loan and leases as a percentage of total loans and leases outstanding (4)	3.00%	1.71%	2.49%	1.33%	1.28%	1.40%	1.65%
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases (4)	121	203	141	207	505	532	390
Net charge-offs	$6,942	$2,715	$16,231	$6,480	$4,539	$4,562	$3,113
Annualized net charge-offs as a percentage of average loans and leases outstanding measured at historical cost (4)	2.85%	1.25%	1.79%	0.84%	0.70%	0.85%	0.66%
Nonperforming loans and leases as a percentage of total loans and leases outstanding measured at historical cost	2.48	0.84	1.77	0.64	0.25	0.26	0.42
Nonperforming assets as a percentage of total loans, leases and foreclosed properties (3, 4)	2.65	0.90	1.96	0.68	0.26	0.28	0.44
Ratio of the allowance for loan and lease losses at period end to annualized net charge-offs	1.03	1.36	1.42	1.79	1.99	1.76	2.77
Capital ratios (period end)
Risk-based capital:
Tier 1	10.09%	7.51%	9.15%	6.87%	8.64%	8.25%	8.20%
Total	14.03	11.71	13.00	11.02	11.88	11.08	11.73
Tier 1 Leverage	7.07	5.59	6.44	5.04	6.36	5.91	5.89
Other data
Excluding Interest on Deposits
Ratio of earnings to fixed charges	1.72	1.23	1.18	1.59	2.05	2.28	3.17
Ratio of earnings to fixed charges and preferred dividends	1.43	1.18	1.11	1.58	2.05	2.28	3.16
Including Interest on Deposits
Ratio of earnings to fixed charges	1.53	1.14	1.11	1.39	1.71	1.85	2.34
Ratio of earnings to fixed charges and preferred dividends	1.33	1.11	1.07	1.38	1.71	1.85	2.34

(1)	We account for acquired impaired loans in accordance with AICPA Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (“SOP 03-3”). For additional information on the impact of SOP 03-3 on asset quality, see Bank of America’s consolidated financial statements and related notes included in Bank of America’s Annual Report on Form 10-K for the year ended December 31, 2008 and Bank of America’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.
(2)	Includes the allowance for loan and lease losses and the reserve for unfunded lending commitments.
(3)	Balances and ratios do not include nonperforming loans held-for-sale and nonperforming available-for-sale debt securities.
(4)	Balances and ratios do not include loans measured at fair value in accordance with SFAS 159.

n/m = not meaningful.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information has been presented to give effect to the Exchange Offer, the ATM Program and the Private Exchange Transactions for the three months ended March 31, 2009 and the year ended December 31, 2008 as if these transactions had been completed on January 1, 2008 or the actual issuance date of preferred stock if later. Accordingly, the 2008 selected unaudited pro forma financial information does not include any adjustments for Merrill Lynch preferred stock or results of operations.

The selected unaudited pro forma financial information is presented for illustrative purposes only and does not indicate the financial results had the Exchange Offer, the ATM Program and the Private Exchange Transactions been completed on January 1, 2008. Additionally, a pro forma balance sheet and pro forma income statements have not been provided as the impacts of the Exchange Offer, the ATM Program and the Private Exchange Transactions have been reflected in the capitalization table on page 22 and in the selected unaudited pro forma financial information below. The selected unaudited pro forma financial information has been derived from and should be read in conjunction with Bank of America’s consolidated financial statements and related notes included in (i) Bank of America’s annual report on Form 10-K for the year ended December 31, 2008 under the caption “Item 8. Financial Statements and Supplementary Data” and (ii) Bank of America’s quarterly report on Form 10-Q for the quarter ended March 31, 2009 under the caption “Item 1. Financial Statements,” which are incorporated by reference in this Offer to Exchange. See below under “Where You Can Find More Information.”

	For the Three Months Ended March 31, 2009
	Actual	Exchange Offer Adjustments (1)	Other Transactions Adjustments		Pro Forma
	(Dollars and shares in millions, except per share information)
Basic EPS:
Net income attributable to common shareholders	$2,775	$998	$18	(2)	$3,791
Weighted average shares	6,371	200	1,686	(3)	8,257
Earnings per share	$0.44				$0.46
Diluted EPS:
Net income attributable to common shareholders	$2,814	$998	$18	(2)	$3,830
Weighted average shares	6,431	200	1,686	(3)	8,317
Earnings per share	$0.44				$0.46
Book value per share	$25.98				$22.76
Ratio of earnings to fixed charges, excluding interest on deposits	1.72				1.72
Ratio of earnings to fixed charges and preferred dividends, excluding interest on deposits	1.43				1.46
Ratio of earnings to fixed charges, including interest on deposits	1.53				1.53
Ratio of earnings to fixed charges and preferred dividends, including interest on deposits	1.33				1.35

	For the Year Ended December 31, 2008
	Actual	Exchange Offer Adjustments (1)	Other Transactions Adjustments		Pro Forma
	(Dollars and shares in millions, except per share information)
Basic EPS:
Net income attributable to common shareholders	$2,487	$453	$233	(2)	$3,173
Weighted average shares	4,592	81	1,623	(3)	6,296
Earnings per share	$0.54				$0.50
Diluted EPS:
Net income attributable to common shareholders	$2,487	$453	$233	(2)	$3,173
Weighted average shares	4,596	81	1,623	(3)	6,300
Earnings per share	$0.54				$0.50
Book value per share	$27.77				$22.98
Ratio of earnings to fixed charges, excluding interest on deposits	1.18				1.18
Ratio of earnings to fixed charges and preferred dividends, excluding interest on deposits	1.11				1.13
Ratio of earnings to fixed charges, including interest on deposits	1.11				1.11
Ratio of earnings to fixed charges and preferred dividends, including interest on deposits	1.07				1.08

(1)	Represents the elimination of actual preferred dividends paid and the difference between the carrying value of the preferred stock and the fair value of Common Stock exchanged, as well as incremental shares of Common Stock issued in the Exchange Offer. Assumes the Common Stock Average Price is $11.00 and the Depositary Shares are accepted for exchange on a pro rata basis across all nine series of Depositary Shares.
(2)	Represents the elimination of actual preferred dividends paid on convertible and non-convertible preferred stock that we have exchanged or agreed to exchange, prior to May 27, 2009, in the Private Exchange Transactions. In addition, for non-convertible preferred stock, includes the difference between the carrying value of the preferred stock and the fair value of Common Stock exchanged and, for convertible preferred shares, includes the difference between fair value at original conversion terms and the fair value exchanged.
(3)	Represents the impact of incremental common shares sold under the ATM Program and that we have exchanged or agreed to exchange, prior to May 27, 2009, in the Private Exchange Transactions.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We believe that the Exchange Offer will assist us in meeting our goal of increasing our Tier 1 common capital level (together with other actions) to the $33.9 billion announced by the Federal Reserve Board in the results of the Supervisory Capital Assessment Program. The Exchange Offer would increase our Tier 1 common capital by an amount equal to the aggregate liquidation preference of the Depositary Shares exchanged in the Exchange Offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this Offer to Exchange and in the Letter of Transmittal (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), we are offering to exchange up to 200,000,000 shares of our Common Stock for Depositary Shares that are validly tendered and not properly withdrawn prior to the Expiration Date. If the aggregate number of shares of our Common Stock issuable in exchange for all Depositary Shares that are validly tendered and not properly withdrawn prior to the Expiration Date exceeds 200,000,000, which is the “Maximum Aggregate Consideration,” we will accept for exchange that number of Depositary Shares that does not result in a number of shares of our Common Stock being issued in the Exchange Offer in excess of the Maximum Aggregate Consideration. In this case, the Depositary Shares will be accepted in accordance with the Acceptance Priority Levels specified in the table below (in numerical priority order) and may be subject to proration.

If you elect to participate in the Exchange Offer, you may tender a portion of or all of the Depositary Shares you hold, although we may not be able to accept for exchange all such Depositary Shares you tender. At the time you tender your Depositary Shares, you will not know the extent of participation in the Exchange Offer of other holders of Depositary Shares or whether acceptance of all validly tendered Depositary Shares within an Acceptance Priority Level would result in a number of shares of our Common Stock being issued in exchange for those Depositary Shares in excess of the Maximum Aggregate Consideration. As a result, at the time you tender your Depositary Shares, you will not know whether we will be able to accept your Depositary Shares for exchange, in whole or in part.

The consideration for all exchanged Depositary Shares in the Exchange Offer will be in the form of shares of our Common Stock, and the number of shares of Common Stock you will receive for each exchanged Depositary Share is described below under “—Consideration—Consideration Offered in the Exchange Offer.” The Exchange Offer is being made to all holders of Depositary Shares and is not conditioned upon any minimum number or amount of Depositary Shares being tendered by any holder or in the aggregate by all holders participating in the Exchange Offer, but is subject to certain conditions described in this Offer to Exchange below under “—Conditions to the Exchange Offer.”

No fractional shares of our Common Stock will be issued in the Exchange Offer, and you will receive cash in lieu of fractional shares of our Common Stock as described below under “The Exchange Offer—Fractional Shares.”

Acceptance Priority Levels; Proration

If acceptance for exchange of all Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Date would result in the issuance of a number of shares of our Common Stock in excess of the Maximum Aggregate Consideration, then acceptance of Depositary Shares validly tendered and not properly withdrawn in the Exchange Offer prior to the Expiration Date will be in accordance with the Acceptance Priority Levels specified in the table below (in numerical priority order). Whether and to what extent we will accept validly tendered and not properly withdrawn Depositary Shares within the various Acceptance Priority Levels will be based on the Maximum Aggregate Consideration. Because we will issue cash in lieu of fractional shares, any fractional shares of our Common Stock that would have been issued in the Exchange Offer will not be counted toward the Maximum Aggregate Consideration.

Acceptance Priority Level	CUSIP No. of Depositary Shares	Series of Preferred Stock Represented by Depositary Shares	NYSE Ticker Symbol	Aggregate Liquidation Preference Outstanding	Consideration per Depositary Share
1	060505815	Series E Preferred Stock	BAC PrE	$2,025,000,000	$16.25
2	060505583	Series 5 Preferred Stock	BML PrL	$1,500,000,000	$16.25
3	060505633	Series 1 Preferred Stock	BML PrG	$630,000,000	$15.00
4	060505625	Series 2 Preferred Stock	BML PrH	$1,110,000,000	$15.00
5	060505617	Series 3 Preferred Stock	BML PrI	$810,000,000	$17.00
6	060505740	Series I Preferred Stock	BAC PrI	$550,000,000	$17.50
7	060505724	Series J Preferred Stock	BAC PrJ	$1,035,000,000	$18.75
8	060505765	Series H Preferred Stock	BAC PrH	$2,925,000,000	$20.50
9	060505559	Series 8 Preferred Stock	BML PrQ	$2,673,000,000	$21.00

Initially, we will accept all Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Date within Acceptance Priority Level 1, provided that acceptance of all those Depositary Shares within Acceptance Priority Level 1 would not result in a number of shares of our Common Stock being issued in exchange for those Depositary Shares in excess of the Maximum Aggregate Consideration. If acceptance of all Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Date within Acceptance Priority Level 1 would result in the issuance of a number of shares of our Common Stock in excess of the Maximum Aggregate Consideration, then we will accept for exchange only a pro rata portion of the Depositary Shares within Acceptance Priority Level 1. After acceptance of Depositary Shares within Acceptance Priority Level 1, the number of shares of Common Stock in the Maximum Aggregate Consideration will be reduced by the number of shares of Common Stock issuable in exchange for all Depositary Shares accepted for exchange in Acceptance Priority Level 1. We refer to this as the “Adjusted Aggregate Consideration.” If the Adjusted Aggregate Consideration is greater than zero, then we will accept validly tendered and not withdrawn Depositary Shares within Acceptance Priority Level 2, but only to the extent that the Adjusted Aggregate Consideration is not exceeded. We will continue sequentially through each Acceptance Priority Level, each time reducing the Adjusted Aggregate Consideration by the number of shares issuable in exchange for of Depositary Shares accepted within that Acceptance Priority Level, until we are unable to accept for exchange all validly tendered Depositary Shares within an Acceptance Priority Level without exceeding the Adjusted Aggregate Consideration. If we are unable to accept for exchange all Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Date within an Acceptance Priority Level without exceeding the Adjusted Aggregate Consideration, then we will accept for exchange only a pro rata portion of the Depositary Shares within that Acceptance Priority Level. We will not accept any additional Depositary Shares after the Adjusted Aggregate Consideration equals zero.

In the event that proration of Depositary Shares within an Acceptance Priority Level is required, we will determine the final proration factor applicable to that series and announce the results of proration by press release, promptly after the Expiration Date. This information also will be available from the Information Agent after final determination.

In applying the proration factor, we will multiply the amount of each tender of Depositary Shares within a particular Acceptance Priority Level by the proration factor and round the resulting amount down to the nearest increment of $25. Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires us to issue the consideration offered in the Exchange Offer or return the Depositary Shares deposited pursuant to the Exchange Offer promptly after the termination or withdrawal of the tender offer. In the event that any of your Depositary Shares are not accepted for exchange due to the application of Acceptance Priority Levels or proration, we will promptly return those Depositary Shares to you.

Consideration

Consideration Offered in the Exchange Offer

The number of shares of our Common Stock that a holder will receive in consideration for each exchanged Depositary Share will be equal to the applicable consideration per Depositary Share specified in the table above for the relevant series of Preferred Stock, divided by the Common Stock Average Price and will be rounded to four decimal places.

The “Common Stock Average Price” will be the average of the daily per share volume-weighted average price of our Common Stock on the NYSE for each of the five consecutive trading days ending on and including June 22, 2009, which is the second business day prior to the scheduled Expiration Date. The volume-weighted average price for any trading day means the per share volume-weighted average price of our Common Stock on the NYSE on that trading day as displayed under the heading “Bloomberg VWAP” on Bloomberg Page “BAC UN <equity> AQR” (or its equivalent successor page if such page is not available) for the period from the scheduled open of trading on the NYSE on the relevant trading day until the scheduled close of trading on the NYSE on the relevant trading day (or if such volume-weighted average price is unavailable, the market price of one share of our Common Stock on the relevant trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by us for this purpose). The relevant period for the determination of the Common Stock Average Price will not change even if we extend the Exchange Offer.

We will determine the Common Stock Average Price after the close of trading on the NYSE on June 22, 2009. We will announce the Common Stock Average Price by issuing a press release prior to 9:00 a.m., New York City time, on June 23, 2009. Following that announcement, holders of Depositary Shares may contact the Information Agent at (800) 829-6551 (toll-free) to obtain the Common Stock Average Price and the number of shares of Common Stock issuable for each exchanged Depositary Share. For each of the trading days during the determination period for the Common Stock Average Price, the daily per share volume-weighted average price of our Common Stock on the NYSE on that trading day will be available at http://www.dfking.com/bofa.

With respect to Depositary Shares exchanged in the Exchange Offer, if dividends on the corresponding series of Preferred Stock are declared and the related record date for that dividend declaration occurs prior to the date we accept your Depositary Shares for exchange, and if you are the holder of such securities on the record date, you will receive payment of those dividends on the applicable dividend payment date even if you exchange your Depositary Shares in the Exchange Offer and the dividend payment date occurs after the date we accept your Depositary Shares. On April 3, 2009, our board of directors declared a dividend on the Series I Preferred Stock to be payable on July 1, 2009 to holders of record on June 15, 2009. Since the record date for that dividend declaration is June 15, 2009, which is before the date we would accept for exchange Depositary Shares representing the Series I Preferred Stock, you would receive the dividend payable on July 1, 2009 if you are the holder of record of those Depositary Shares on June 15, 2009, even if you tender and we accept your Depositary Shares representing the Series I Preferred Stock after that record date and even though the dividend payment date occurs after we would accept your Depositary Shares for exchange. For projected future dividends (which have not yet been declared) on all other series of the Preferred Stock included in this Exchange Offer, the record dates would occur after the scheduled Expiration Date, and, as a result, assuming we do not extend the Exchange Offer, you would not be entitled to dividends on Depositary Shares representing those series of Preferred Stock if you tendered those Depositary Shares and they were accepted for exchange. You will not receive any dividend payments as part of the consideration for Depositary Shares exchanged in the Exchange Offer.

Source of Consideration

The shares of our Common Stock to be issued as consideration in the Exchange Offer are available from our authorized but unissued shares of our Common Stock. We will use cash on hand to fund any cash paid in lieu of fractional shares of our Common Stock otherwise issuable pursuant to the Exchange Offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange, or to issue Common Stock in respect of, any Depositary Shares tendered pursuant to the Exchange Offer, and may terminate, extend or amend the Exchange Offer and may (subject to Rule 13e-4(f) and Rule 14e-1 under the Exchange Act) postpone the acceptance for exchange of, and issuance of Common Stock in respect of, any Depositary Shares so tendered in the Exchange Offer, if, in our reasonable judgment, any of the following conditions exist with respect to the Exchange Offer:

•	the Common Stock Average Price shall be less than $10.00 per share;

•

there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the U.S. securities or financial markets, (ii) a material impairment in the trading market for debt or asset-backed securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (v) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on our or our affiliates business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or (vi) any significant adverse change in the U.S. securities or financial markets generally;

•

there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Exchange Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•

there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Exchange Offer or otherwise adversely affect the Exchange Offer in any material manner;

•

there exists any other actual or threatened legal impediment to the Exchange Offer or any other circumstances that would materially adversely affect the transactions contemplated by the Exchange Offer or the contemplated benefits of the Exchange Offer to us or our affiliates;

•

there shall have occurred any development which would, in our judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates; or

•	an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Exchange Offer.

All conditions to the Exchange Offer must be satisfied or waived by us on or prior to the Expiration Date. We expressly reserve the right, at any time or at various times, to waive any conditions of the Exchange Offer, in whole or in part, on or prior to the Expiration Date.

In addition, we expressly reserve the right to amend or terminate the Exchange Offer, and to reject for exchange any Depositary Shares not previously accepted for exchange, upon the occurrence of any of the conditions to the Exchange Offer specified above. We will promptly give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent, followed by a timely press release. If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition to the Exchange Offer, we will disseminate additional information and extend the Exchange Offer to the extent required by law.

These conditions are for our sole benefit, and we may assert them with respect to the Exchange Offer, regardless of the circumstances that may give rise to them, or waive them in whole or in part, at any time or at various times in our sole discretion prior to our acceptance for exchange of the relevant Depositary Shares. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of or otherwise affect any of our other rights and each such other right will be deemed an ongoing right which we may assert at any time and from time to time on or prior to the Expiration Date.

Procedures for Tendering Depositary Shares

The outstanding Depositary Shares are represented by global shares or global positions registered in the name of DTC, and DTC is the only registered holder of Depositary Shares. DTC facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations (each, a “DTC participant”). Persons that are not DTC participants beneficially own the Depositary Shares only through DTC participants.

How to tender if you are a beneficial owner but not a DTC participant.

If you beneficially own Depositary Shares through an account maintained by a broker, dealer, commercial bank, trust company or other nominee (each of which we refer to as a “nominee”) and you desire to tender Depositary Shares, you should contact your nominee promptly and instruct it to tender your Depositary Shares on your behalf. Your nominee that is a DTC participant will then tender your Depositary Shares in the manner described below.

How to tender if you are a DTC participant.

To participate in the Exchange Offer, a DTC participant must:

•	comply with the automated tender offer program procedures of DTC described below; or

•

(1) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal; (2) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires; and (3) mail or deliver the Letter of Transmittal or facsimile to the Exchange Agent prior to the Expiration Date.

In addition, for the tender of Depository Shares to be valid, either:

•	the Exchange Agent must receive, prior to the Expiration Date, a properly transmitted Agent’s Message (as described below); or

•

the Exchange Agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of tendered Depositary Shares into the Exchange Agent’s account at DTC according to DTC’s procedure for book-entry transfer and the Letter of Transmittal and other documents required by the Letter of Transmittal.

If Depositary Shares are tendered by delivery of a Letter of Transmittal, to be validly tendered, the Exchange Agent must receive any physical delivery of the Letter of Transmittal and other required documents at its address indicated on the back cover of this Offer to Exchange and the front cover of the Letter of Transmittal prior to the Expiration Date.

Subject to and effective upon the acceptance for exchange of, and issuance of shares of our Common Stock for, Depositary Shares tendered thereby, by executing and delivering the Letter of Transmittal, or being deemed to have done so as part of your electronic submission of your tender through DTC, you agree to be bound by the terms of the Letter of Transmittal, by which, among other things, you (1) irrevocably tender, sell, assign and transfer to or upon our order all right, title and interest in and to all the Depositary Shares tendered thereby and (2) irrevocably appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as our agent with respect to the tendered Depositary Shares), with full power coupled with an interest, to:

•	transfer ownership of the Depositary Shares on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the Depositary Shares for transfer on the relevant security register; and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of the Depositary Shares, all in accordance with the terms of the Exchange Offer.

The method of delivery of the Letter of Transmittal and all other required documents to the Exchange Agent is at your election and risk. Rather than mail these items, if you desire to tender Depositary Shares, we recommend that you use an overnight delivery service. In all cases where you desire to tender Depositary Shares, you should allow sufficient time to assure delivery to the Exchange Agent before the Expiration Date. You should not send any Letter of Transmittal to us.

Signatures and signature guarantees.

If you are using a Letter of Transmittal or notice of withdrawal (which is described below), you must have signatures guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”), a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal. Signature guarantees are not required, however, if the Depositary Shares are tendered for the account of a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

Tendering through DTC’s ATOP.

The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program (“ATOP”) to tender Depositary Shares in the Exchange Offer. DTC participants may, instead of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, transmit an acceptance of the Exchange Offer electronically. DTC participants may do so by causing DTC to transfer the Depositary Shares to the Exchange Agent in accordance with its procedures for transfer. DTC will then send an Agent’s Message to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a DTC participant that it is tendering Depositary Shares that are the subject of such book-entry confirmation;

•	such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal; and

•	the Letter of Transmittal may be enforced against such DTC participant.

Delivery of the Agent’s Message by DTC will satisfy the terms of the Exchange Offer in lieu of execution and delivery of the Letter of Transmittal by the DTC participant identified in the Agent’s Message. Accordingly, the Letter of Transmittal need not to be completed by a holder tendering through ATOP.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Depositary Shares. We reserve the absolute right to reject any and all Depositary Shares not validly tendered or any Depositary Shares whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the Expiration Date. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties, subject to the rights of holders to challenge our interpretation in a court of competent jurisdiction. Unless waived, any defects or irregularities in connection with tenders of Depositary Shares must be cured within a time period that we will determine. Neither we, the Information Agent, the Exchange Agent nor any other person will have any duty to give notification of any defects or irregularities, nor will any of us or them incur any liability for failure to give such notification. Tenders of Depositary Shares will not be considered to have been made until any defects or irregularities have been cured or waived. Any Depositary Shares received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, via the facilities of DTC, promptly following the Expiration Date.

Acceptance; Exchange of Depositary Shares

Promptly following the Expiration Date, we will accept for exchange the maximum number of validly tendered and not properly withdrawn Depositary Shares that we are able to accept without resulting in a number of shares of our Common Stock being issuable in exchange for those Depositary Shares in excess of the Maximum Aggregate Consideration, in accordance with the Acceptance Priority Levels and subject to proration as described above under “—Terms of the Exchange Offer—Acceptance Priority Levels; Proration.”

For purposes of the Exchange Offer, we will be deemed to have accepted for exchange, subject to the proration provisions, Depositary Shares that are validly tendered and not properly withdrawn only when and if we give oral or written notice to the Exchange Agent of our acceptance of the Depositary Shares for exchange pursuant to the Exchange Offer.

We will exchange shares of our Common Stock for Depositary Shares purchased in the Exchange Offer by promptly delivering the shares of our Common Stock to be issued in respect of the accepted Depositary Shares to the Exchange Agent, which will act as agent for tendering holders of Depositary Shares for the purpose of receiving the shares of our Common Stock from us and transmitting those shares to the tendering holders of Depositary Shares.

We expressly reserve the right, in our sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for exchange of Depositary Shares in order to comply, in whole or in part, with any applicable law. Delivery of shares of our Common Stock in exchange for Depositary Shares validly tendered and accepted for exchange by us pursuant to the Exchange Offer will be made promptly, subject to the possible delay in the event of proration, and will be credited by the Exchange Agent to the appropriate account at DTC, subject to receipt by the Exchange Agent of:

•	timely confirmation of a book-entry transfer of the Depositary Shares into the Exchange Agent’s account at DTC, pursuant to the procedures set forth in “—Procedures for Tendering”;

•	a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message in lieu thereof; and

•	any other documents required by the Letter of Transmittal.

In the event of proration of Depositary Shares within a particular Acceptance Priority Level, we will determine the proration factor and exchange those tendered Depositary Shares accepted for exchange promptly after the Expiration Date. We will announce the proration factor and the results of any proration by press release promptly after the Expiration Date.

Depositary Shares tendered and not accepted for exchange, including Depositary Shares not exchanged due to proration, will be credited to the account maintained with DTC by the participant who delivered the Depositary Shares or to the tendering holder, at our expense, promptly after the Expiration Date or termination of the Exchange Offer. Under no circumstances will we issue additional shares of our Common Stock or make any other payment by reason of any delay in making the exchange. In addition, if certain events occur, we may not be obligated to exchange Depositary Shares in the Exchange Offer. See above under “—Conditions to the Exchange Offer.”

By tendering Depositary Shares pursuant to the Exchange Offer, the holder will be deemed to have represented and warranted that such holder has full power and authority to tender, sell, assign and transfer the Depositary Shares tendered thereby and that when such Depositary Shares are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The holder will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Depositary Shares tendered thereby.

By tendering Depositary Shares pursuant to the Exchange Offer, the holder will be deemed to have agreed that if the delivery and surrender of the Depositary Shares is not effective, the risk of loss of the Depositary Shares does not pass to the Exchange Agent, until receipt by the Exchange Agent of a properly transmitted Agent’s Message together with all accompanying evidences of authority and any other required documents in form satisfactory to us.

Return of Unaccepted Depositary Shares

If we do not accept any Depositary Shares tendered for exchange pursuant to the Exchange Offer for any reason, the Exchange Agent will, without expense to holders of Depositary Shares and promptly after expiration or termination of the Exchange Offer, credit such Depositary Shares to the account maintained at DTC from which the tendered Depositary Shares were delivered.

Expiration Date; Extensions; Termination; Amendment

The Exchange Offer will expire at 12:00 midnight, New York City time, on June 24, 2009, unless we have extended the period of time that the Exchange Offer is open (such date and time, as the same may be extended, the “Expiration Date”). The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer, as required by Rule 14e-1(a) under the Exchange Act.

We do not intend to extend or amend the Exchange Offer. However, we reserve the right to extend the period of time that the Exchange Offer is open, and to delay acceptance for exchange of any Depositary Shares due to an extension of the Exchange Offer. During any extension, all Depositary Shares previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

In addition, we reserve the right to:

•

terminate or amend the Exchange Offer and not accept for exchange any Depositary Shares not previously accepted for exchange upon the occurrence of any of the events specified above under “—Conditions to the Exchange Offer” that have not been waived by us; and

•	amend the terms of the Exchange Offer in any manner permitted or not prohibited by law.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes or waiver and extend the Exchange Offer, each if required by law, to ensure that the Exchange Offer remains open a minimum of five business days from the date that notice regarding the changes or waiver is given.

If we make a change in the amount of Depositary Shares sought or the consideration offered in the Exchange Offer, we will promptly disseminate disclosure regarding the changes and extend the Exchange Offer, each if required by law, to ensure that the Exchange Offer remains open a minimum of ten business days from the date that notice regarding the changes is given.

If, for any reason, acceptance for exchange of, or issuance of the offered consideration for, validly tendered Depositary Shares pursuant to the Exchange Offer is delayed, or we are unable to accept for exchange or to issue the offered consideration for validly tendered Depositary Shares pursuant to the Exchange Offer, then the Exchange Agent may, nevertheless, on our behalf, retain the tendered Depositary Shares, without prejudice to our rights described herein, but subject to applicable law and Rule 14e-l under the Exchange Act, which requires that we issue the consideration offered or return the Depositary Shares tendered promptly after the termination or withdrawal of the Exchange Offer.

Announcements

If we extend, terminate or amend the Exchange Offer, we will notify the Exchange Agent by oral or written notice (with any oral notice to be promptly confirmed in writing). Any extension, termination or amendment of the Exchange Offer will be followed promptly by announcement thereof, such announcement in the case of an extension of the Exchange Offer to include the approximate number of Depositary Shares tendered to date and to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. The announcement of the Common Stock Average Price will be made prior to 9:00 a.m., New York City time, on June 23, 2009. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means announcement that we deem appropriate.

Settlement

The settlement in respect of any Depositary Shares exchanged in the Exchange Offer will occur promptly following the Expiration Date, and we expect settlement to occur within two business days following the Expiration Date.

Fractional Shares

Fractional shares of our Common Stock will not be issued in the Exchange Offer. A holder otherwise entitled to a fractional share of our Common Stock pursuant to the terms of the Exchange Offer will promptly receive from us cash in lieu thereof in an amount equal to the fraction of the share of our Common Stock otherwise issuable multiplied by the Common Stock Average Price, which will be determined after the close of trading on the NYSE on June 22, 2009, the second business day prior to the scheduled Expiration Date.

Withdrawal of Tenders

Depositary Shares tendered may be properly withdrawn at any time before the Expiration Date, which is 12:00 midnight, New York City time, on June 24, 2009, unless extended, but not thereafter. In addition, if not previously returned, you may withdraw Depositary Shares that you tender that are not accepted by us for exchange after the expiration of 40 business days from May 28, 2009, which is the date of commencement of the Exchange Offer. If the Exchange Offer is terminated, the Depositary Shares tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

For a withdrawal of Depositary Shares to be effective, the Exchange Agent must receive a written or facsimile transmission containing a notice of withdrawal or a properly transmitted “Request Message” through ATOP, in the case of DTC participants, before 12:00 midnight, New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the holder of Depositary Shares who tendered the Depositary Shares to be withdrawn, (ii) contain a description of the Depositary Shares to be withdrawn and the number of Depositary Shares, (iii) contain a statement that such holder of Depositary Shares is withdrawing the election to tender their Depositary Shares, and (iv) be signed by the holder of such Depositary Shares in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees (or, in the case of Depositary Shares tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed on the Agent’s Message), or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Depositary Shares. A holder who has tendered with separate Letters of Transmittal must complete a separate notice of withdrawal for the Depositary Shares tendered with each Letter of Transmittal. Withdrawal of Depositary Shares may only be accomplished in accordance with the foregoing procedures.

Depositary Shares properly withdrawn may thereafter be re-tendered at any time before the Expiration Date, which is 12:00 midnight, New York City time, on June 24, 2009, unless extended, by following the procedures described under “—Procedures for Tendering.”

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender, in our sole discretion, which determination shall be final and binding, subject to the rights of holders to challenge our determination in a court of competent jurisdiction. Neither we, the Information Agent, the Exchange Agent, nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Interests in the Depositary Shares

As of May 26, 2009, our chief executive officer, president and director, Kenneth D. Lewis, beneficially owned 86,000 Depositary Shares representing interests in the Series H Preferred Stock.

Consequences of Failure to Exchange Depositary Shares

The number of validly tendered and not properly withdrawn Depositary Shares accepted in the Exchange Offer is limited by the Maximum Aggregate Consideration and, as a result, acceptance of Depositary Shares will be in accordance with the Acceptance Priority Levels and may be subject to proration. Any Depositary Shares not exchanged in the Exchange Offer will remain outstanding after the completion of the Exchange Offer. In the event that a sufficiently small number of Depositary Shares of a particular series remain outstanding following the Exchange Offer, the reduction in the number of Depositary Shares of that series available for trading may have a significant and adverse effect on the liquidity of any trading market for, and the price of, Depositary Shares of that series not exchanged in the Exchange Offer and may result in the remaining outstanding Depositary Shares of that series being illiquid for an indefinite period of time.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of Depositary Shares under applicable law in connection with the Exchange Offer.

Certain Legal and Regulatory Matters

We are not aware of any material filing, approval or notice or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Depositary Shares. We intend to make all required filings under the Securities Act and Exchange Act.

Accounting Treatment

We will derecognize the net carrying amount of the Depositary Shares, representing shares of non-convertible preferred stock (currently recorded as stockholders’ equity), tendered for shares of our Common Stock.

For such Depositary Shares tendered for shares of our Common Stock in the Exchange Offer, the excess of the carrying amount of the Preferred Stock retired over the fair value of the shares of our Common Stock issued will result in an increase to net income available to common shareholders, retained earnings and earnings per share (“EPS”). The excess of the fair value over the par value of the Common Stock issued will be recorded in additional paid-in capital. The par value of $0.01 per share will be recorded in Common Stock.

Subsequent Repurchases

Following completion of the Exchange Offer, we may repurchase or otherwise acquire additional Depositary Shares that remain outstanding in the open market in privately negotiated transactions. Future purchases of Depositary Shares that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Rules 14e-5 and 13e-4 under the Exchange Act generally prohibit us and our affiliates from purchasing any Depositary Shares other than pursuant to the Exchange Offer until 10 business days after the Expiration Date, although there are some exceptions. Future repurchases, if any, will depend on many factors, including general economic and market conditions and the condition of our business and financial position. The repurchase of shares of Preferred Stock may be subject to approval of our regulators.

In addition, during the Exchange Offer, we may exchange other series of our depositary shares and preferred stock that are not involved in the Exchange Offer, upon such terms and at such prices as we may determine.

Exchange Agent

Computershare Trust Company, N.A. is the Exchange Agent for the Exchange Offer. Letters of Transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of Depositary Shares, or a beneficial owner’s bank, broker, dealer, trust company, custodian or other nominee, to the Exchange Agent at the address listed on the back cover page of this document. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Information Agent

D.F. King & Co., Inc. is the Information Agent for the Exchange Offer. Questions concerning the terms of the Exchange Offer or tender procedures and requests for additional copies of this Offer to Exchange or the Letter of Transmittal should be directed to the Information Agent at the address and telephone number on the back cover page of this Offer to Exchange. Holders of Depositary Shares may also contact their bank, broker, dealer, trust company, custodian, or other nominee concerning the Exchange Offer. We will pay the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Financial Advisor

We have retained Banc of America Securities LLC as our exclusive financial advisor in connection with the Exchange Offer. We are paying Banc of America Securities LLC customary fees for its services. The compensation of Banc of America Securities LLC is in no way contingent on the results or the success of the Exchange Offer. Banc of America Securities LLC has not been retained to, and will not, solicit acceptances of the Exchange Offer or make any recommendation with respect thereto.

The financial advisor and its affiliates have rendered and may in the future render various investments or commercial banking, banking services and other advisory services to us and our subsidiaries in the ordinary course of business. The financial advisor has received, and may in the future receive, customary compensation from us and our subsidiaries for such services. Banc of America Securities LLC is a broker dealer, one of our subsidiaries and our affiliate. The financial advisor may from time to time hold Depositary Shares and shares of our Common Stock in their proprietary accounts, and, to the extent it owns Depositary Shares in these accounts at the time of its Exchange Offer, the financial advisor may tender such Depositary Shares. During the course of the Exchange Offer, the financial advisor may trade shares of our Common Stock or preferred stock, including the Depositary Shares, for the accounts of its customers. As a result, the financial advisor may hold a long or short position in our Common Stock or preferred stock, including the Depositary Shares.

Solicitation

The Exchange Offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) thereof. We, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Depositary Shares. We have not retained any dealer, manager or other agent to solicit tenders with respect to the Exchange Offer. The Exchange Agent will mail solicitation materials on our behalf.

In connection with the Exchange Offer, our directors, officers and employees may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. These directors, officers and employees will not be specifically compensated for these services.

We are making the Exchange Offer to all holders of outstanding Depositary Shares. We are not aware of any jurisdiction in which holders of the Depositary Shares are located in which the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to the holders of Depositary Shares residing in any such jurisdiction.

We are not disseminating this Offer to Exchange or any other offer materials in any jurisdictions outside the United States where such dissemination is not permitted under applicable law.

Transfer Taxes

We will pay any stock transfer taxes imposed by the United States or any jurisdiction thereunder with respect to the exchange and transfer of Depositary Shares to us pursuant to the Exchange Offer (for the avoidance of doubt, transfer taxes do not include income or backup withholding taxes). If a transfer tax is imposed for any reason other than the exchange of Depositary Shares pursuant to the Exchange Offer, or by any jurisdiction outside of the United States, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

Brokerage Commissions

Holders that tender their Depositary Shares to the Exchange Agent do not have to pay a brokerage fee or commission to us or the Exchange Agent. However, if a tendering holder handles the transaction through its bank, broker, dealer, trust company, custodian or other nominee, that holder may be required to pay brokerage fees or commissions. If you tender your Depositary Shares through Banc of America Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated, you will not be charged a commission by either entity.

Fees and Expenses

We will bear the expenses of soliciting tenders of the Depositary Shares. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees.

No Recommendation

Neither we nor our board of directors makes any recommendation as to whether you should tender any of your Depositary Shares or refrain from tendering your Depositary Shares in the Exchange Offer. Accordingly, you must make your own decision as to whether to tender your Depositary Shares in the Exchange Offer and, if so, the number of your Depositary Shares (if any) that you will tender. Participation in the Exchange Offer is voluntary, and you should carefully consider whether to participate. Before you make your decision, we urge you to carefully read this Offer to Exchange in its entirety, including the information set forth in the section of this Offer to Exchange entitled “Risk Factors” and the information incorporated by reference herein. We also urge you to consult your own financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price of and Dividends on the Common Stock

Our Common Stock is currently listed on the NYSE under the symbol “BAC.” As of May 26, 2009, we had approximately 7.92 billion shares of our Common Stock outstanding. The following table sets forth, for the periods indicated, the high and low closing sales prices per share of our Common Stock on the NYSE, as compiled from published financial sources, and the cash dividends declared per share of our Common Stock.

	Share Prices		Cash Dividends Declared Per Share
	High	Low
2009
Second Quarter (through May 26, 2009)	$15.07	$6.44	$0.01
First Quarter ended March 31, 2009	$14.33	$3.14	$0.01

2008
Fourth Quarter ended December 31, 2008	$38.13	$11.25	$0.32
Third Quarter ended September 30, 2008	$37.48	$18.52	$0.64
Second Quarter ended June 30, 2008	$40.86	$23.87	$0.64
First Quarter ended March 31, 2008	$45.03	$35.31	$0.64

2007
Fourth Quarter ended December 31, 2007	$52.71	$41.10	$0.64
Third Quarter ended September 30, 2007	$51.87	$47.00	$0.64
Second Quarter ended June 30, 2007	$51.82	$48.80	$0.56
First Quarter ended March 31, 2007	$54.05	$49.46	$0.56

On May 26, 2009, the closing sales price of our Common Stock on the NYSE was $10.98 per share.

Market Price of and Dividends on the Preferred Stock

Series E Preferred Stock

The depositary shares representing our Floating Rate Non-Cumulative Preferred Stock, Series E, are currently listed on the NYSE under the symbol “BAC PrE.” As of May 26, 2009, 81,000,000 depositary shares representing a 1/1,000th interest in a share of the Series E Preferred Stock were issued and outstanding, held by one holder of record. The following table sets forth, for the periods indicated, the high and low sales prices per depositary share of the Series E Preferred Stock, as compiled from published financial sources, and the cash dividends declared per depositary share of the Series E Preferred Stock.

	Share Prices		Cash Dividends Declared Per Depositary Share
	High	Low
2009
Second Quarter (through May 26, 2009)	$12.00	$6.45	$0.24722
First Quarter ended March 31, 2009	$12.85	$2.94	$0.25556

2008
Fourth Quarter ended December 31, 2008	$12.85	$7.50	$0.25556
Third Quarter ended September 30, 2008	$17.05	$9.51	$0.25556
Second Quarter ended June 30, 2008	$18.89	$16.81	$0.25000
First Quarter ended March 31, 2008	$20.44	$15.94	$0.33342

2007
Fourth Quarter ended December 31, 2007	$24.00	$17.68	$0.37742
Third Quarter ended September 30, 2007	$25.86	$22.07	$0.36481
Second Quarter ended June 30, 2007	$26.09	$25.25	$0.35291
First Quarter ended March 31, 2007	$26.25	$25.20	$0.40106

On May 26, 2009, the closing sales price of a depositary share representing a 1/1,000th interest in a share of the Series E Preferred Stock on the NYSE was $10.05 per depositary share.

Series H Preferred Stock

The depositary shares representing our 8.20% Non-Cumulative Preferred Stock, Series H, are currently listed on the NYSE under the symbol “BAC PrH.” As of May 26, 2009, 117,000,000 depositary shares representing a 1/1,000th interest in a share of the Series H Preferred Stock were issued and outstanding, held by one holder of record. The following table sets forth, for the periods indicated, the high and low sales prices per depositary share of the Series H Preferred Stock, as compiled from published financial sources, and the cash dividends declared per depositary share of the Series H Preferred Stock. Depositary shares of the Series H Preferred Stock were issued originally on May 23, 2008, so the high and low sales price information for the second quarter of 2008 is for the period from the original issue date to the end of that quarter.

	Share Prices		Cash Dividends Declared Per Depositary Share
	High	Low
2009
Second Quarter (through May 26, 2009)	$19.99	$10.47	$0.5125
First Quarter ended March 31, 2009	$23.24	$3.73	$0.5125

2008
Fourth Quarter ended December 31, 2008	$24.80	$16.05	$0.5125
Third Quarter ended September 30, 2008	$26.00	$17.90	$0.3929
Second Quarter ended June 30, 2008 (issued May 23, 2008)	$25.97	$24.31	n/a

On May 26, 2009, the closing sales price of a depositary share representing a 1/1,000th interest in a share of the Series H Preferred Stock on the NYSE was $18.16 per depositary share.

Series I Preferred Stock

The depositary shares representing our 6.625% Non-Cumulative Preferred Stock, Series I, are currently listed on the NYSE under the symbol “BAC PrI.” As of May 26, 2009, 22,000,000 depositary shares representing a 1/1,000th interest in a share of the Series I Preferred Stock were issued and outstanding, held by one holder of record. The following table sets forth, for the periods indicated, the high and low sales prices per depositary share of the Series I Preferred Stock, as compiled from published financial sources, and the cash dividends declared per depositary share of the Series I Preferred Stock. Depositary shares of the Series I Preferred Stock were issued originally on September 26, 2007, so the high and low sales price information for the third quarter of 2007 is for the period from the original issue date to the end of that quarter.

	Share Prices		Cash Dividends Declared Per Depositary Share
	High	Low
2009
Second Quarter (through May 26, 2009)	$15.36	$8.98	$0.41406
First Quarter ended March 31, 2009	$17.80	$3.95	$0.41406

2008
Fourth Quarter ended December 31, 2008	$21.50	$13.00	$0.41406
Third Quarter ended September 30, 2008	$21.98	$15.22	$0.41406
Second Quarter ended June 30, 2008	$23.65	$21.05	$0.41406
First Quarter ended March 31, 2008	$24.78	$21.76	$0.41406

2007
Fourth Quarter ended December 31, 2007	$25.83	$22.40	$0.43707
Third Quarter ended September 30, 2007 (issued September 26, 2007)	$25.63	$25.03	n/a

On May 26, 2009, the closing sales price of a depositary share representing a 1/1,000th interest in a share of the Series I Preferred Stock on the NYSE was $15.20 per depositary share.

Series J Preferred Stock

The depositary shares representing our 7.25% Non-Cumulative Preferred Stock, Series J, are currently listed on the NYSE under the symbol “BAC PrJ.” As of May 26, 2009, 41,400,000 depositary shares representing a 1/1,000th interest in a share of the Series J Preferred Stock were issued and outstanding, held by one holder of record. The following table sets forth, for the periods indicated, the high and low sales prices per depositary share of the Series J Preferred Stock, as compiled from published financial sources, and the cash dividends declared per depositary share of the Series J Preferred Stock. Depositary shares of the Series J Preferred Stock were issued originally on November 20, 2007, so the high and low sales price information for the fourth quarter of 2007 is for the period from the original issue date to the end of that quarter.

	Share Prices		Cash Dividends Declared Per Depositary Share
	High	Low
2009
Second Quarter (through May 26, 2009)	$16.87	$10.55	$0.453125
First Quarter ended March 31, 2009	$22.40	$4.02	$0.453125

2008
Fourth Quarter ended December 31, 2008	$24.50	$15.50	$0.453125
Third Quarter ended September 30, 2008	$24.49	$16.05	$0.453125
Second Quarter ended June 30, 2008	$25.90	$22.96	$0.453125
First Quarter ended March 31, 2008	$29.03	$24.95	$0.357500

2007
Fourth Quarter ended December 31, 2007 (issued November 20, 2007)	$25.97	$24.25	n/a

On May 26, 2009, the closing sales price of a depositary share representing a 1/1,000th interest in a share of the Series J Preferred Stock on the NYSE was $16.78 per depositary share.

Series 1 Preferred Stock

The depositary shares representing our Floating Rate Non-Cumulative Preferred Stock, Series 1, were issued on January 1, 2009 in connection with our acquisition of Merrill Lynch & Co., Inc. (“Merrill Lynch”) and are currently listed on the NYSE under the symbol “BML PrG.” As of May 26, 2009, 25,200,000 depositary shares representing a 1/1,200th interest in a share of the Series 1 Preferred Stock were issued and outstanding, held by one holder of record. The following table sets forth, for the periods indicated, the high and low sales prices per depositary share of the Series 1 Preferred Stock, as compiled from published financial sources, and the cash dividends declared per depositary share of the Series 1 Preferred Stock.

	Share Prices		Cash Dividends Declared Per Depositary Share
	High	Low
2009
Second Quarter (through May 26, 2009)	$10.48	$4.98	$0.18542
First Quarter ended March 31, 2009	$9.41	$2.20	$0.19167

On May 26, 2009, the closing sales price of a depositary share representing a 1/1,200th interest in a share of the Series 1 Preferred Stock on the NYSE was $8.72 per depositary share.

Series 2 Preferred Stock

The depositary shares representing our Floating Rate Non-Cumulative Preferred Stock, Series 2, were issued on January 1, 2009 in connection with our acquisition of Merrill Lynch and are currently listed on the NYSE under the symbol “BML PrH.” As of May 26, 2009, 44,400,000 depositary shares representing a 1/1,200th interest in a share of the Series 2 Preferred Stock were issued and outstanding, held by one holder of record. The following table sets forth, for the periods indicated, the high and low sales prices per depositary share of the Series 2 Preferred Stock, as compiled from published financial sources, and the cash dividends declared per depositary share of the Series 2 Preferred Stock.

	Share Prices		Cash Dividends Declared Per Depositary Share
	High	Low
2009
Second Quarter (through May 26, 2009)	$10.74	$5.10	$0.18542
First Quarter ended March 31, 2009	$9.40	$2.05	$0.19167

On May 26, 2009, the closing sales price of a depositary share representing a 1/1,200th interest in a share of the Series 2 Preferred Stock on the NYSE was $8.62 per depositary share.

Series 3 Preferred Stock

The depositary shares representing our 6.375% Non-Cumulative Preferred Stock, Series 3, were issued on January 1, 2009 in connection with our acquisition of Merrill Lynch and are currently listed on the NYSE under the symbol “BML PrI.” As of May 26, 2009, 32,400,000 depositary shares representing a 1/1,200th interest in a share of the Series 3 Preferred Stock were issued and outstanding, held by one holder of record. The following table sets forth, for the periods indicated, the high and low sales prices per depositary share of the Series 3 Preferred Stock, as compiled from published financial sources, and the cash dividends declared per depositary share of the Series 3 Preferred Stock.

	Share Prices		Cash Dividends Declared Per Depositary Share
	High	Low
2009
Second Quarter (through May 26, 2009)	$14.40	$8.00	$0.39843
First Quarter ended March 31, 2009	$17.04	$3.00	$0.39843

On May 26, 2009, the closing sales price of a depositary share representing a 1/1,200th interest in a share of the Series 3 Preferred Stock on the NYSE was $14.13 per depositary share.

Series 5 Preferred Stock

The depositary shares representing our Floating Rate Non-Cumulative Preferred Stock, Series 5, were issued on January 1, 2009 in connection with our acquisition of Merrill Lynch and are currently listed on the NYSE under the symbol “BML PrL.” As of May 26, 2009, 60,000,000 depositary shares representing a 1/1,200th interest in a share of the Series 5 Preferred Stock were issued and outstanding, held by one holder of record. The following table sets forth, for the periods indicated, the high and low sales prices per depositary share of the Series 5 Preferred Stock, as compiled from published financial sources, and the cash dividends declared per depositary share of the Series 5 Preferred Stock.

	Share Prices		Cash Dividends Declared Per Depositary Share
	High	Low
2009
Second Quarter (through May 26, 2009)	$10.66	$5.30	$0.24722
First Quarter ended March 31, 2009	$12.05	$2.58	$0.25556

On May 26, 2009, the closing sales price of a depositary share representing a 1/1,200th interest in a share of the Series 5 Preferred Stock on the NYSE was $10.03 per depositary share.

Series 8 Preferred Stock

The depositary shares representing our 8.625% Non-Cumulative Preferred Stock, Series 8, were issued on January 1, 2009 in connection with our acquisition of Merrill Lynch and are currently listed on the NYSE under the symbol “BML PrQ.” As of May 26, 2009, 106,920, 000 depositary shares representing a 1/1,200th interest in a share of the Series 8 Preferred Stock were issued and outstanding, held by one holder of record. The following table sets forth, for the periods indicated, the high and low sales prices per depositary share of the Series 8 Preferred Stock, as compiled from published financial sources, and the cash dividends declared per depositary share of the Series 8 Preferred Stock.

	Share Prices		Cash Dividends Declared Per Depositary Share
	High	Low
2009
Second Quarter (through May 26, 2009)	$18.61	$9.90	$0.53906
First Quarter ended March 31, 2009	$22.15	$3.84	$0.53906

On May 26, 2009, the closing sales price of a depositary share representing a 1/1,200th interest in a share of the Series 8 Preferred Stock on the NYSE was $18.47 per depositary share.

COMPARISON OF RIGHTS BETWEEN THE PREFERRED STOCK AND THE COMMON STOCK

The following briefly summarizes the material differences between the rights of holders of the Depositary Shares and of holders of shares of our Common Stock to be issued in the Exchange Offer. The discussion below is a summary of these rights and is qualified in its entirety by reference to our amended and restated bylaws (the “Bylaws”), our amended and restated certificate of incorporation (the “Certificate of Incorporation”), including the Certificate of Designations for each series of Preferred Stock, the deposit agreements described below and applicable Delaware law. We urge you to read these documents for a more complete understanding of the differences between the Preferred Stock and our Common Stock.

The table below highlights significant terms of the Preferred Stock and our Common Stock.

Terms of the Securities	Preferred Stock	Common Stock
Dividends	When and if declared by our board in the amounts specified in the applicable Certificate of Designations	When and if declared by our board in the amounts determined by our board, subject to the restrictions described below

Distributions	In preference to Common Stock and any other junior capital stock	After Preferred Stock and other senior securities

Priority of Ranking	Senior to Common Stock and any other junior capital stock	Junior to Preferred Stock and other senior securities

Conversion Rights	None	None

Voting Rights	Limited for Series E, Series H, Series I and Series J Preferred Stock; other series entitled to vote with holders of Common Stock	Entitled to vote

Redemption at Our Option	Yes	No

Redemption at Holders’ Option	No	No

Listing	Yes	Yes

To the extent that the Preferred Stock and the Common Stock differ materially, we have summarized below the ways in which the rights or terms of the Preferred Stock and Common Stock differ. To the extent that the Preferred Stock and the Common Stock do not differ, we have not provided any additional information with respect to such rights or terms. For a description of the terms of our Common Stock, see “Description of Common Stock.”

Governing Documents

Holders of Depositary Shares have the rights set forth in our Certificate of Incorporation, including the Certificate of Designations for each applicable series of Preferred Stock, the Bylaws, the applicable deposit agreement for each series of Preferred Stock and Delaware law.

Holders of shares of our Common Stock will have the rights set forth in our Certificate of Incorporation, the Bylaws and Delaware law.

Dividends and Distributions

Each series of Preferred Stock ranks senior to our Common Stock and any other stock that is expressly junior to the Preferred Stock as to payment of dividends. Dividends on the Depositary Shares are not mandatory and are not cumulative. Holders of Depositary Shares are entitled to receive dividends, when, as and if declared by our board of directors on the corresponding series of Preferred Stock, out of assets legally available under Delaware law for payment, payable either quarterly or semi-annually at the applicable fixed, floating or adjustable annual percentage rate, depending on the terms of the corresponding series of Preferred Stock. We must pay, or declare and set apart for payment, dividends on each series of the Preferred Stock before we may pay dividends or make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our junior stock, including our Common Stock, subject to certain exceptions.

Holders of Depositary Shares also are entitled to receive distribution payments made on the corresponding series of Preferred Stock upon our voluntary or involuntary liquidation, dissolution or winding up before we may make distribution payments to holders of our junior stock, including the Common Stock.

Subject to the preferential rights of any other class or series of capital stock, including the Preferred Stock, holders of shares of our Common Stock will be entitled to receive dividends as declared by our board of directors. Dividend payments on shares of our Common Stock are subject to certain restrictions, including that, for so long as any of the UST Preferred Stock remains outstanding or is owned by the U.S. Treasury, we are prohibited from increasing the current dividend rate on our Common Stock (currently $0.01 per share) without the U.S. Treasury’s consent. Holders of our Common Stock will be entitled to receive distribution payments upon our voluntary or involuntary liquidation, dissolution or winding up only after we have made distribution payments to holders of the Depositary Shares, holders of our other existing preferred stock and holders of any other senior capital stock.

Shares of our existing preferred stock, including Depositary Shares not exchanged in the Exchange Offer, will continue to have priority of payment of dividends and distributions upon our voluntary or involuntary liquidation, dissolution or winding up over our Common Stock.

Ranking

Each series of Preferred Stock currently ranks senior to our Common Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up. Each series of Preferred Stock is equal in right of payment with the other outstanding series of Preferred Stock and all other series of our existing preferred stock. Each series of Preferred Stock ranks junior in right of payment to all of our existing and future indebtedness and each series of our trust preferred securities. The liquidation preference per security for each series of Preferred Stock is as follows: (1) for the Series E, Series H, Series I and Series J Preferred Stock, $25,000 per share, or $25 per Depositary Share; and (2) for the Series 1, Series 2, Series 3, Series 5, and Series 8 Preferred Stock, $30,000 per share, or $25 per Depositary Share; in each case, plus any declared and unpaid dividends on such share or Depositary Share, as applicable.

The Common Stock will rank junior to all of our other securities and indebtedness with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up.

Shares of our existing preferred stock, including Depositary Shares not exchanged in the Exchange Offer, will continue to have priority of payment of distributions, including dividend rights and rights upon our voluntary or involuntary liquidation, dissolution and winding up, over our Common Stock.

Voting Rights

The holders of the Depositary Shares have no voting rights except as set forth below or as required by Delaware law.

Whenever dividends remain unpaid on a series of Preferred Stock or any other class or series of preferred stock that ranks on parity with the Preferred Stock as to payment of dividends and having equivalent voting rights (“Parity Stock”) for at least six or more quarterly dividend periods or three or more semi-annual dividend periods, as applicable, whether or not consecutive, the number of directors constituting our board of directors will be increased by two and the holders of the Depositary Shares of the corresponding series of Preferred Stock together with holders of shares of Parity Stock, voting separately as a single class, will have the right to elect the two additional members of our board of directors. When we have paid full dividends on the Preferred Stock and the Parity Stock for at least four consecutive quarterly dividend periods or two consecutive semi-annual dividend periods, as applicable, following such non-payment, the right to elect additional board members will terminate, and the authorized number of directors will be reduced by two.

For the election of directors described in this paragraph, each Depositary Share representing each of the Series E, Series H, Series I and Series J Preferred Stock is entitled to 1/1,000th of a vote per Depositary Share; and each Depositary Share representing each of the Series 1, Series 2, Series 3, Series 5 and Series 8 Preferred Stock is entitled to 3/24th, or 0.125%, of a vote per Depositary Share.

As required by Delaware law, holders of Depositary Shares of each series of Preferred Stock also are entitled to vote as a separate class with all other series of Parity Stock adversely affected by and entitled to vote thereon (except the UST Preferred Stock, which votes as a separate class) with respect to any amendment, alteration or repeal of the provisions of the Certificate of Incorporation, including the relevant Certificate of Designations, that would alter or change the voting powers, preferences or special rights of such series of Preferred Stock so as to affect them adversely.

Additional Voting Rights of Holders of Certain Depositary Shares. By virtue of the applicable Certificate of Designations, holders of Depositary Shares of each of the Series 1, Series 2, Series 3, Series 5 and Series 8 Preferred Stock have the right to vote on all matters submitted to a vote of the Common Stock holders, voting together with the Common Stock holders as one class. In such a vote with the Common Stock holders as one class, the holders of Depositary Shares each of Series 1, Series 2, Series 3, Series 5 and Series 8 Preferred Stock are entitled to 3/24th, or 0.125%, of a vote per Depositary Share.

Holders of shares of our Common Stock will be entitled to one vote per share on all matters submitted to a vote of our stockholders as required by Delaware law.

Redemption

Redemption at our Option. We may redeem all or a portion of the Depositary Shares of each series of Preferred Stock at our option on or after the date set forth in the table below and at a redemption price set forth in the table below plus dividends that have been declared but not paid on such Depositary Shares.

CUSIP No. of Depositary Shares	Series of Preferred Stock Represented by Depositary Shares	First Redemption Date	Redemption Price Per Depositary Share
060505815	Series E Preferred Stock	November 15, 2011	$25
060505765	Series H Preferred Stock	May 1, 2013	$25
060505740	Series I Preferred Stock	October 1, 2017	$25
060505724	Series J Preferred Stock	November 1, 2012	$25
060505633	Series 1 Preferred Stock	November 28, 2009	$25
060505625	Series 2 Preferred Stock	November 28, 2009	$25
060505617	Series 3 Preferred Stock	November 28, 2010	$25
060505583	Series 5 Preferred Stock	May 21, 2012	$25
060505559	Series 8 Preferred Stock	May 28, 2013	$25

DESCRIPTION OF COMMON STOCK

The following is a general description of our Common Stock and is qualified in its entirety by reference to the more complete description of the Common Stock contained in our current report on Form 8-K filed with the SEC on April 20, 2009, which is incorporated by reference in this Offer to Exchange.

General

As of the date of this Offer to Exchange, under our Certificate of Incorporation, we are authorized to issue 10 billion shares of Common Stock, par value $0.01 per share, of which approximately 7.92 billion shares were outstanding on May 26, 2009. Shares of our Common Stock are listed on the NYSE under the symbol “BAC.” Shares of our Common Stock also are listed on the London Stock Exchange, and certain shares are listed on the Tokyo Stock Exchange. As of May 26, 2009, approximately 2.05 billion shares of our Common Stock were reserved for issuance in connection with our various employee and director benefit plans, the conversion of outstanding securities convertible into shares of our Common Stock, and for other purposes. The number of shares of Common Stock reserved for issuance includes the shares of our Common Stock to be issued in the Exchange Offer. After taking into account the reserved shares, there were approximately 29.0 million authorized shares of our Common Stock available for issuance as of May 26, 2009.

In October 2008 and January 2009, we issued the UST Preferred Stock and warrants to purchase our Common Stock to the U.S. Treasury pursuant to TARP. Under the terms of these issuances, for so long as any series of the UST Preferred Stock remains outstanding, we are prohibited from increasing the current quarterly dividend rate on our Common Stock (currently $0.01 per share) and from repurchasing our trust preferred securities or equity securities, including our Common Stock (except for repurchases of Common Stock in connection with benefit plans consistent with past practice), without the U.S. Treasury’s consent, until January 2012 or until the U.S. Treasury has transferred all of the preferred stock issued to it to third parties.

Dividends

Subject to the preferential rights of any holders of our outstanding series of preferred stock, the holders of our Common Stock are entitled to receive dividends or distributions, whether payable in cash or otherwise, as our board of directors may declare out of funds legally available for payments. Stock dividends, if any are declared, may be paid from our authorized but unissued shares of our Common Stock.

Voting and Other Rights

Holders of our Common Stock are entitled to one vote per share. There are no cumulative voting rights. In general, a majority of votes cast on a matter is sufficient to take action upon routine matters, including the election of directors in an uncontested election. However, (1) amendments to our Certificate of Incorporation generally must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding stock, and (2) a merger, dissolution, or the sale of all or substantially all of our assets generally must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding stock.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our Common Stock.

DESCRIPTION OF PREFERRED STOCK

General

As of the date of this Offer to Exchange, under our Certificate of Incorporation, we have authority to issue 100,000,000 shares of preferred stock, par value $0.01 per share. We may issue preferred stock in one or more series, each with the preferences, designations, limitations, conversion rights, and other rights as we may determine. Of our authorized and outstanding preferred stock, as of March 31, 2009:

•	35,045 shares were designated as 7% Cumulative Redeemable Preferred Stock, Series B, having a liquidation preference of $100 per share, 7,642 shares of which were issued and outstanding;

•	34,500 shares were designated as 6.204% Non-Cumulative Preferred Stock, Series D, having a liquidation preference of $25,000 per share, 33,000 shares of which were issued and outstanding;

•	85,100 shares were designated as Floating Rate Non-Cumulative Preferred Stock, Series E, having a liquidation preference of $25,000 per share, 81,000 shares of which were issued and outstanding;

•	124,200 shares were designated as 8.20% Non-Cumulative Preferred Stock, Series H, having a liquidation preference of $25,000 per share, 117,000 shares of which were issued and outstanding;

•	25,300 shares were designated as 6.625% Non-Cumulative Preferred Stock, Series I, having a liquidation preference of $25,000 per share, 22,000 shares of which were issued and outstanding;

•	41,400 shares were designated as 7.25% Non-Cumulative Preferred Stock, Series J, having a liquidation preference of $25,000 per share, 41,400 shares of which were issued and outstanding;

•

240,000 shares were designated as Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, having a liquidation preference of $25,000 per share, 240,000 shares of which were issued and outstanding;

•

6,900,000 shares were designated as 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, having a liquidation preference of $1,000 per share, 6,900,000 shares of which were issued and outstanding;

•

160,000 shares were designated as Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, having a liquidation preference of $25,000 per share, 160,000 shares of which were issued and outstanding;

•	600,000 shares were designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series N, having a liquidation preference of $25,000 per share, 600,000 shares of which were issued and outstanding;

•	400,000 shares were designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series Q, having a liquidation preference of $25,000 per share, 400,000 shares of which were issued and outstanding;

•	800,000 shares were designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series R, having a liquidation preference of $25,000 per share, 800,000 shares of which were issued and outstanding;

•	21,000 shares were designated as Floating Rate Non-Cumulative Preferred Stock, Series 1, having a liquidation preference of $30,000 per share, 21,000 shares of which were issued and outstanding;

•	37,000 shares were designated as Floating Rate Non-Cumulative Preferred Stock, Series 2, having a liquidation preference of $30,000 per share, 37,000 shares of which were issued and outstanding;

•	27,000 shares were designated as 6.375% Non-Cumulative Preferred Stock, Series 3, having a liquidation preference of $30,000 per share, 27,000 shares of which were issued and outstanding;

•	20,000 shares were designated as Floating Rate Non-Cumulative Preferred Stock, Series 4, having a liquidation preference of $30,000 per share, 20,000 shares of which were issued and outstanding;

•	50,000 shares were designated as Floating Rate Non-Cumulative Preferred Stock, Series 5, having a liquidation preference of $30,000 per share, 50,000 shares of which were issued and outstanding;

•	65,000 shares were designated as 6.70% Noncumulative Perpetual Preferred Stock, Series 6, having a liquidation preference of $1,000 per share, 65,000 shares of which were issued and outstanding;

•	50,000 shares were designated as 6.25% Noncumulative Perpetual Preferred Stock, Series 7, having a liquidation preference of $1,000 per share, 50,000 shares of which were issued and outstanding; and

•	89,100 shares were designated as 8.625% Non-Cumulative Preferred Stock, Series 8, having a liquidation preference of $30,000 per share, 89,100 shares of which were issued and outstanding.

Depositary Shares representing our Series E, Series H, Series I, Series J, Series 1, Series 2, Series 3, Series 5, and Series 8 Preferred Stock are the subject of this Exchange Offer.

In addition, as of March 31, 2009, the following series of preferred stock were designated, but no shares of any of these series were outstanding:

•	3 million shares of ESOP Convertible Preferred Stock, Series C;

•	20 million shares of $2.50 Cumulative Convertible Preferred Stock, Series BB;

•	7,001 shares of Floating Rate Non-Cumulative Preferred Stock, Series F; and

•	8,501 shares of Adjustable Rate Non-Cumulative Preferred Stock, Series G.

We refer to all of our preferred stock summarized above as our existing preferred stock. This brief summary does not purport to be complete and is qualified in its entirety by reference to the description of these securities contained in our Certificate of Incorporation and the respective certificates of designation for each series of our existing preferred stock. In addition, for a more complete description of our preferred stock as of March 31, 2009, see the information contained in our Form 8-K filed with the SEC on April 20, 2009, which is incorporated by reference in this Offer to Exchange.

Dividends

The holders of our preferred stock are entitled to receive when, as, and if declared by our board of directors, cash dividends at those rates as are fixed by our board of directors, subject to the terms of our Certificate of Incorporation. All dividends will be paid out of funds that are legally available for this purpose. Unless we specify otherwise in the applicable certificate of designations relating to a particular series of preferred stock, whenever dividends on any non-voting preferred stock are in arrears for six quarterly or three semi-annual dividend periods (whether or not consecutive), holders of the non-voting preferred stock will have the right to elect two additional directors to serve on our board of directors, and these two additional directors will continue to serve until full dividends on such non-voting preferred stock have been paid regularly for at least four quarterly or two semi-annual dividend periods.

Voting Rights

The holders of our preferred stock have no voting rights except:

•	as required by applicable law; or

•	as specifically approved by us for that particular series.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities.” In such a case, a holder of 25% or more of the series, or a holder of 5% or more if that holder would also be considered to exercise a “controlling influence” over us, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal

Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

Liquidation Preference

In the event of our voluntary or involuntary dissolution, liquidation, or winding up, the holders of any series of our preferred stock will be entitled to receive, after distributions to holders of any series or class of our capital stock ranking superior, an amount equal to the stated or liquidation value of the shares of the series plus an amount equal to accrued and unpaid dividends. If the assets and funds to be distributed among the holders of our preferred stock will be insufficient to permit full payment to the holders, then the holders of our preferred stock will share ratably in any distribution of our assets in proportion to the amounts that they otherwise would receive on their shares of our preferred stock if the shares were paid in full.

Depositary Shares

Several series of our preferred stock, including each series of the Preferred Stock included in the Exchange Offer, are represented by depositary shares that are fractional interests in a full share of the preferred stock. For the series of preferred stock represented by depositary shares, we have deposited shares of preferred stock of each such series under a deposit agreement between us and a U.S. bank or trust company. Each holder of a depositary share is entitled to the fractional interest of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock being represented, including dividend, voting, redemption, conversion and liquidation rights, as set forth in the certificate of designations for the applicable series of preferred stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations of the exchange of the Depositary Shares for our Common Stock and of the ownership and disposition of Common Stock acquired pursuant to the Exchange Offer. The following discussion is not exhaustive of all possible tax considerations. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This discussion does not purport to address all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as: partnerships, subchapter S corporations, or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the Depositary Shares or Common Stock as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons (other than Non-U.S. Holders) whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code. This discussion does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

This discussion is directed solely to holders that hold the Depositary Shares and Common Stock as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment.

We recommend that you consult your own tax advisor concerning the U.S. federal income and estate tax consequences to you of the exchange of the Depositary Shares for our Common Stock and of owning, and disposing of the Common Stock acquired pursuant to the Exchange Offer, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this Offer to Exchange, the term “U.S. Holder” means a beneficial owner of the Depositary Shares and Common Stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also will be U.S. Holders. As used in this Offer to Exchange, the term “Non-U.S. Holder” is a holder that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Depositary Shares or Common Stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and accordingly, this discussion does not apply to partnerships. We recommend that a partner of a partnership holding the Depositary Shares or Common Stock consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the exchange of Depositary Shares for Common Stock and the ownership and disposition of Common Stock acquired pursuant to the Exchange Offer by the partnership.

For U.S. federal income tax purposes, holders of Depositary Shares are treated as if they were direct holders of the Preferred Stock represented by the Depositary Shares and, accordingly, an exchange of Depositary Shares pursuant to the Exchange Offer will be treated as an exchange of the Preferred Stock represented by the Depositary Shares.

Consequences to U.S. Holders

Exchange of the Depositary Shares for Common Stock. The exchange of Depositary Shares for Common Stock will be treated as a recapitalization. Accordingly, a U.S. holder generally will not recognize any gain or loss in respect of the receipt of Common Stock upon the exchange of the Depositary Shares. The adjusted tax basis of Common Stock received in the exchange will equal the adjusted tax basis of the Depositary Shares exchanged (reduced by the portion of adjusted tax basis allocated to any fractional share, as described below), and the holding period of the Common Stock received in the exchange will generally include the period during which the exchanged Depositary Shares were held prior to exchange.

Cash received in lieu of a fractional share of Common Stock will generally be treated as a payment in a taxable exchange for such fractional common share, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share of Common Stock.

Distributions on Common Stock. Distributions made to U.S. Holders out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be included in the income of a U.S. Holder as dividend income and will be subject to tax as ordinary income. Dividends received by an individual U.S. Holder in taxable years beginning before January 1, 2011 that constitute “qualified dividend income” are generally subject to tax at a maximum rate of 15% applicable to net long-term capital gains, provided that certain holding period and other requirements are met. Dividends received by a corporate U.S. Holder, except as described in the next subsection, generally will be eligible for the 70% dividends-received deduction.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the U.S. Holder’s adjusted tax basis in the shares, but rather will reduce the adjusted tax basis of such shares. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the U.S. Holder’s adjusted tax basis in the shares, such distributions will be included in income as capital gain. In addition, a corporate U.S. Holder will not be entitled to the dividends-received deduction on the portion of a distribution in excess of our accumulated earnings and profits.

We will notify holders of our shares after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, qualified dividend income, and nondividend distributions, if any.

Limitations on Dividends-Received Deduction. A corporate U.S. Holder may not be entitled to take the 70% dividends-received deduction in all circumstances. We recommend that prospective corporate investors in our Common Stock consider the effect of:

•

Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate U.S. Holder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock, which may include our Common Stock;

•

Section 246(c) of the Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally, for Common Stock, at least 46 days during the 90 day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

•

Section 1059 of the Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” that is eligible for the dividends-received deduction.

We recommend that corporate U.S. Holders consult with their own tax advisors with respect to the possible application of these provisions of the Code to the ownership or disposition of the Common Stock in their particular circumstances.

Sale, Exchange, or other Taxable Disposition. Upon the sale, exchange, or other taxable disposition of shares of our Common Stock (other than by redemption or repurchase by us), a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or other taxable disposition and the U.S. Holder’s adjusted tax basis in the shares. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received upon the sale, exchange, or other taxable disposition of the shares. A U.S. Holder’s tax basis in the shares generally will be equal to the basis in the Depositary Shares exchanged therefor, which may be adjusted for certain subsequent events (for example, if the U.S. Holder receives a nondividend distribution, as described above). Gain or loss realized on the sale, exchange, or other taxable disposition of our Common Stock generally will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Net long-term capital gain recognized by an individual U.S. Holder before January 1, 2011 generally is subject to tax at a maximum rate of 15%. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Consequences to Non-U.S. Holders

Exchange of Depositary Shares for Common Stock. Non-U.S. holders will generally not recognize any gain or loss in respect of the receipt of Common Stock upon the exchange of the Depositary Shares, except with respect to any cash received in lieu of a fractional share, which will be treated as a taxable disposition to that extent and subject to the rules as described below under “—Sale, Exchange or Other Taxable Disposition.”

Distributions on Common Stock. Distributions made to Non-U.S. Holders out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, generally will be subject to U.S. federal income and withholding tax at a rate of 30% (or lower rate under an applicable treaty, if any). Payments subject to withholding of U.S. federal income tax may nevertheless be exempt from withholding (or subject to withholding at a reduced rate) if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty, or IRS Form W-8ECI (or other applicable form) stating that a dividend paid on our shares is not subject to withholding tax because it is effectively connected with the conduct of a trade or business within the United States, as discussed below.

To claim benefits under an income tax treaty, a Non-U.S. Holder must certify to us or our agent, under penalties of perjury, that it is a non-United States person and provide its name and address (which certification may generally be made on an IRS Form W-8BEN, or a successor form), obtain and provide a taxpayer identification number, and certify as to its eligibility under the appropriate treaty’s limitations on benefits article. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, or other Taxable Disposition. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any capital gain realized on the sale, exchange, or other taxable disposition of our Common Stock, provided that: (a) the gain is not effectively connected with the conduct of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition of the shares, and (c) we are not nor have we been a “United States real property holding corporation” for U.S. federal income tax purposes. An individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of sale, exchange, or other disposition of our Common Stock, and if certain other conditions are met, will be subject to U.S. federal income tax at a rate of 30% on the gain realized on the sale, exchange, or other disposition of such shares. We believe that we are not currently, and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Income Effectively Connected with a Trade or Business within the United States. If a Non-U.S. Holder of our Common Stock is engaged in the conduct of a trade or business within the United States and if dividends on the shares, or gain realized on the sale, exchange, or other disposition of the shares, are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed above are satisfied), generally will be subject to U.S. federal income tax on such dividends or gain on a net income basis in the same manner as if it were a U.S. Holder. Non-U.S. Holders should read the material under the heading “—Consequences to U.S. Holders” above for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of our Common Stock. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

Backup Withholding and Information Reporting

In general, in the case of a U.S. Holder, other than certain exempt holders, we and other payors are required to report to the IRS all payments of dividends on our Common Stock. In addition, we and other payors generally are required to report to the IRS any payment of proceeds of the sale of Common Stock. Additionally, backup withholding generally will apply to any dividend payment and to proceeds received on a sale or exchange if a U.S. Holder fails to provide an accurate taxpayer identification number and certify that the taxpayer identification number is correct, the U.S. Holder is notified by the IRS that it has failed to report all dividends required to be shown on its U.S. federal income tax returns, or the U.S. Holder does not certify that it has not underreported its interest and dividend income. If applicable, backup withholding will be imposed at a rate of 28%. This rate is scheduled to increase to 31% after 2010.

In the case of a Non-U.S. Holder, backup withholding and information reporting will not apply to payments made if the Non-U.S. Holder provides the required certification that it is not a United States person, as described above, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge that the holder is a United States person, or that the conditions of any exemption are not satisfied.

In addition, payments of the proceeds from the sale of our Common Stock to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on behalf of a holder generally will not be subject to information reporting or backup withholding. However, if the broker, custodian, nominee, or other dealer is a United States person, the government of the United States or the government of any state or political subdivision of any state, or any agency or instrumentality of any of these governmental units, a controlled foreign corporation for U.S. federal income tax purposes, a foreign partnership that is either engaged in a trade or business within the United States or whose United States partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a foreign person 50% or more of whose gross income for a certain period is effectively connected with a trade or business within the United States, or a United States branch of a foreign bank or insurance company, information reporting (but not backup withholding) generally will be required with respect to payments made to a holder unless the broker, custodian, nominee, or other dealer has documentation of the holder’s foreign status and the broker, custodian, nominee, or other dealer has no actual knowledge to the contrary.

Payment of the proceeds from a sale of our Common Stock to or through the United States office of a broker is subject to information reporting and backup withholding, unless the holder certifies as to its non-United States person status or otherwise establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You also may inspect our filings over the Internet at the SEC’s website, www.sec.gov. The reports and other information we file with the SEC also are available at our website, www.bankofamerica.com. We have included the SEC’s web address and our web address as inactive textual references only. Except as specifically incorporated by reference in this Offer to Exchange, information on those websites is not part of this Offer to Exchange.

We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Exchange Offer. This document is part of the Schedule TO. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

You also can inspect reports and other information we file at the offices of The New York Stock Exchange, Inc., 20 Broad Street, 17th Floor, New York, New York 10005.

We are “incorporating by reference” in this Offer to Exchange the documents listed below that we have filed with the SEC, which means that we may disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Offer to Exchange. The SEC file number for these filings is 1-6523.

•	Bank of America’s annual report on Form 10-K for the year ended December 31, 2008;

•	Bank of America’s quarterly report on Form 10-Q for the quarter ended March 31, 2009;

•

Bank of America’s current reports on Form 8-K or Form 8-K/A filed January 2, 2009, January 7, 2009, January 13, 2009, January 16, 2009, January 22, 2009, January 28, 2009, February 3, 2009 (two filings), February 25, 2009, March 3, 2009, March 12, 2009, April 20, 2009 (two filings), May 8, 2009 (two filings), May 20, 2009 and May 27, 2009 (in each case, other than information that is furnished but deemed not to have been filed); and

•	The description of our Common Stock which is contained in our registration statement filed under Section 12 of the Exchange Act, as modified by our current report on Form 8-K filed April 20, 2009.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Please note that the Schedule TO to which this Offer to Exchange relates does not permit forward “incorporation by reference.” If a material change occurs in the information set forth in this Offer to Exchange, we will amend the Schedule TO accordingly.

You should assume that the information appearing in this document is accurate only as of the date of this Offer to Exchange. Our business, financial position, and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Bank of America Corporation

Corporate Treasury—Securities Administration

100 North Tryon Street

Charlotte, North Carolina 28255

(704) 386-5681

FORWARD-LOOKING STATEMENTS

We have included in this Offer to Exchange statements that may constitute “forward-looking statements.” You may find these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible,” or other similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.”

All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual results may differ materially from those set forth in our forward-looking statements. As a large, international financial services company, we face risks that are inherent in the businesses and market places in which we operate. Information regarding important factors that could cause our future financial performance to vary from that described in our forward-looking statements is contained in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this Offer to Exchange, under the captions “Item 1A. Risk Factors,” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See “Where You Can Find More Information” above for information about how to obtain a copy of our annual report.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates they are made.

All subsequent written and oral forward-looking statements attributable to us or any person on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

CERTAIN SECURITIES LAWS CONSIDERATIONS

The Exchange Offer is being made in reliance on an exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the staff of the SEC, we expect that shares of our Common Stock received in exchange for Depositary Shares in the Exchange Offer will not be restricted securities for purposes of the Securities Act and will be tradeable without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act) because the Depositary Shares were originally issued in transactions registered with the SEC. Shares of our Common Stock issued pursuant to the Exchange Offer to a holder of Depositary Shares who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 under the Securities Act, and the holding period of Depositary Shares tendered by such recipients can be tacked onto the shares of our Common Stock received in exchange for the Depositary Shares for the purpose of satisfying the holding period requirements of Rule 144. We recommend that you consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The Bank of America financial statements as of 2008 and 2007 and for each of the three years in the period ended December 31, 2008, incorporated by reference into this Offer to Exchange, and the effectiveness of internal control over financial reporting as of December 31, 2008, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing therein.

The consolidated financial statements of Merrill Lynch & Co., Inc. (“Merrill Lynch”) incorporated in this Offer to Exchange by reference from our current report on Form 8-K, filed with the SEC on February 25, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference into this Offer to Exchange (which report expresses an unqualified opinion on those financial statements and includes explanatory paragraphs regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” and Merrill Lynch becoming a wholly-owned subsidiary of Bank of America Corporation on January 1, 2009).

Annex A

Below is a list of our directors and executive officers. The address and telephone number of each director and executive officer listed below is: c/o Bank of America Corporation, Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255; (704) 386-5681.

Name	Position
William Barnett, III	Director
Frank P. Bramble, Sr.	Director
Virgis W. Colbert	Director
John T. Collins	Director
Gary L. Countryman	Director
Tommy R. Franks	Director
Charles K. Gifford	Director
Kenneth D. Lewis	Director, Chief Executive Officer and President
Monica C. Lozano	Director
Walter E. Massey	Director and Chairman of the Board
Thomas J. May	Director
Patricia E. Mitchell	Director
Joseph W. Prueher	Director
Charles O. Rossotti	Director
Thomas M. Ryan	Director
O. Temple Sloan, Jr.	Director
Robert L. Tillman	Director
Jackie M. Ward	Director
Joe L. Price	Chief Financial Officer
Amy Woods Brinkley	Chief Risk Officer
Barbara J. Desoer	President, Bank of America Home Loans and Insurance
Liam E. McGee	President, Bank of America Consumer and Small Business Bank
Brian T. Moynihan	President, Global Banking and Wealth Management
Richard K. Struthers	President, Bank of America Global Card Services

A-1

The Exchange Agent for the Exchange Offer is:

Computershare Trust Company, N.A.

By Facsimile Transmission (Eligible Institutions Only)	By Mail, Overnight Courier or Hand Delivery

(781) 930-4942	Computershare Trust Company, N.A.
(provide call back telephone number on fax	161 Bay State Drive
cover sheet for confirmation)	Braintree, MA 02184
Confirmation by Telephone: (781) 930-4900

Questions and requests for assistance related to this Offer to Exchange or additional copies of this Offer to Exchange and the Letter of Transmittal may be directed to the Information Agent at its address or telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning this Offer to Exchange.

The Information Agent for the Exchange Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokers call: (212) 269-5550 (Collect)

All others call Toll-free: (800) 829-6551

Email: bofa@dfking.com